Exhibit 10.3

Execution Version

NINTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

STEPSTONE GROUP LP

Dated as of September 20, 2021

5.12	Survival of Obligations	30
5.13	Withholding	30
5.14	Taxes Other Than U.S. Federal Income Taxes	31
5.15	United States Person	31
5.16	Tax Classification	31

ARTICLE 6 OPERATIONS		31

6.1	Management Generally	31
6.2	Authority of and Approvals by the General Partner	31
6.3	Duties, Exculpation and Indemnification	31
6.4	Records; Reports; Schedules	33
6.5	Insurance	34
6.6	Other Activities	35
6.7	Certain Tax-Related Decisions	35
6.8	Expenses	35

ARTICLE 7 INTERESTS AND TRANSFERS OF INTERESTS		36

7.1	Transfers	36
7.2	Further Restrictions	37
7.3	Rights of Assignees	37
7.4	Admissions, Withdrawals and Removals	38
7.5	Withdrawal or Removal of Limited Partner	38
7.6	Admission of Assignees as Substitute Partners	38
7.7	Withdrawal of Partners	38
7.8	Exchange	38
7.9	Drag-Along Transaction	39
7.10	Adjustment Events Relating to Class B Units	41
7.11	Vesting of Class B2 Units	42
7.12	Anti-Dilution Issuances Related to Units Acquired by the 2019 Equity Investors Pursuant to the 2019 Equity Transaction	43
7.13	Adjustments Relating to Class C Units	43

ARTICLE 8 DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE PARTNERSHIP		44

8.1	Limitations	44
8.2	Exclusive Causes	44
8.3	Effect of Dissolution	44
8.4	No Capital Contribution Upon Dissolution	44
8.5	Liquidation	44

ARTICLE 9 MEDIATION AND ARBITRATION		45

9.1	Resolution of Disputes Among Partners	45
9.2	Single Arbitrator; Governing Rules	45
9.3	Discovery	45
9.4	Arbitration Hearing	46
9.5	Timely Determination	47
9.6	Award or Decision	47

ii

9.7	Limitations	47
9.8	Remedies	47
9.9	Statute of Limitations	47
9.10	Continuing Project	48
9.11	Jurisdiction and Venue	48
9.12	Fees	48
9.13	Coordination with Tax Receivable Agreements	48

ARTICLE 10 MISCELLANEOUS		48

10.1	Amendments	48
10.2	Voting	48
10.3	Accounting and Fiscal Year	48
10.4	Entire Agreement	49
10.5	Further Assurances	49
10.6	Notices	49
10.7	Governing Law; Certain Waivers	49
10.8	Approvals	49
10.9	Power of Attorney	50
10.10	Construction	50
10.11	Interpretation	50
10.12	Binding Effect	50
10.13	Severability	50
10.14	Counterparts	50
10.15	Spousal Consent	50

iii

NINTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

STEPSTONE GROUP LP

NINTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (the “Agreement”) of StepStone Group LP, a Delaware limited partnership (the “Partnership”), is made and entered into as of September 20, 2021, by and between StepStone Group Holdings LLC, as General Partner, and each of the persons admitted as a Limited Partner as of the date hereof or admitted from time to time after the date hereof as a Limited Partner in accordance with the terms of this Agreement (collectively, the “Partners” with each being referred to separately as a “Partner”).

WHEREAS, since September 18, 2020, the Partnership has been governed by the Eighth Amended and Restated Agreement of Limited Partnership of the Partnership (the “Eighth Amended and Restated Agreement”);

WHEREAS, the Partners desire to document certain understandings set forth herein and to amend and restate the Eighth Amended and Restated Agreement to read in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Partners hereby agree (and each Person who subsequently shall become a Partner shall agree) as follows:

ARTICLE 1

ORGANIZATIONAL MATTERS

1.1 Name. The name of the Partnership is StepStone Group LP. The Partnership may also conduct business at the same time under one or more fictitious names if the General Partner determines that such is in the best interests of the Partnership. The General Partner may change the name of the Partnership, from time to time, in accordance with applicable Law.

1.2 Principal Place of Business; Other Places of Business. The principal place of business of the Partnership is located at 4225 Executive Square, Suite 1600, La Jolla, CA 92037 or such other place within or outside the State of Delaware as the General Partner may from time to time designate. The Partnership may maintain offices and places of business at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

1.3 Business Purpose. The principal purpose of the Partnership is to engage in the business of providing private market and other alternative investment advisory services and engaging in and managing related investment activities. The Partnership may also engage in any and all lawful business, purpose or activity in which a limited partnership may be engaged under applicable Law (including, without limitation, the Act) as may be determined by the General Partner from time to time.

1.4 Amendments to Certificate and Other Filings. The General Partner may execute and file any duly authorized amendments to the Certificate of Limited Partnership of the Partnership from time to time in a form prescribed by the Act. The General Partner shall also cause to be made, on behalf of the Partnership, such additional filings and recordings as the General Partner shall deem necessary or advisable.

1.5 Designated Agent for Service of Process. The address of the registered office of the Partnership in the State of Delaware, and the name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware, is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

1.6 Term. The Partnership shall continue until terminated pursuant to this Agreement.

1.7 Rights. The rights and liabilities of the Partners of the Partnership shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern. The Partnership has been established as a series limited partnership pursuant to §17-218 of the Act but no such series have been or, in the absence of a properly adopted amendment to this Agreement, will be, issued.

ARTICLE 2

DEFINITIONS

Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

2.1 “2019 Dilutable Units” means Units outstanding immediately after the 2019 Equity Transaction, other than the Class B2 Units and Units acquired by 2019 Equity Investors pursuant to the 2019 Equity Transaction.

2.2 “2019 Equity Investors” means the purchasers of Units in the 2019 Equity Transaction.

2.3 “2019 Equity Transaction” means the purchases and sales of Units that occurred on August 19, 2019.

2.4 “2019 Redeemed Partners” means the Limited Partners whose Units were redeemed in the 2019 Equity Transaction.

2.5 “Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

2.6 “Active Partner” means a Class B Limited Partner or Class B2 Limited Partner employed by the SSG Group or actively engaged in a service provider capacity in the business or management of the SSG Group, for so long as there has not been a Termination Event with respect to such Limited Partner; provided that, for the avoidance of doubt none of (i) Argonaut Holdings, LLC, (ii) Sanford Energy, Inc., (iii) Davis Investment Holdings, LLC, (iv) ALD 2020 GST Trust or (v) any holder of Partnership Interests that is owned by an advisory fund or account advised or sub-advised by Davis Investment Holdings, LLC or one of its Affiliates shall be deemed Active Partners.

2.7 “Additional Limited Partners” means those Persons admitted to the Partnership pursuant to Section 3.4.

2.8 “Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal period, after giving effect to the following adjustments:

2.8.1 Add to such Capital Account the following items:

(a) The amount, if any, that such Partner is obligated to contribute to the Partnership upon liquidation of such Partner’s Interest; and

(b) The amount that such Partner is obligated to restore or is deemed to be obligated to restore pursuant to Treas. Reg. § 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5); and

2.8.2 Subtract from such Capital Account such Partner’s share of the items described in Treas. Reg. §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treas. Reg. § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

2.9 “Adjustment Event” means, with respect to any Active Partner, any event the result of which is that such Limited Partner’s status as an Active Partner is Terminated for any reason.

2.10 “Adjustment Percentage” is defined in Section 7.10.1.

2.11 “Admission Agreement” means, with respect to any Limited Partner, the purchase, subscription or other agreement pursuant to which such Limited Partner agrees to become a Limited Partner, or other written agreement between the General Partner and/or the Partnership on the one hand and such Limited Partner on the other relating to such Limited Partner’s interest in the Partnership.

2.12 “Affected Partner” is defined in Section 7.10.1.

2.13 “Affiliate” means, with reference to a specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, either through the ownership of a majority of such Person’s voting stock, by contract or otherwise.

2.14 “Agreement” is defined in the Preamble and shall include any Class Designation, which shall be an integral part of this Agreement.

2.15 “Anti-Dilution Trigger” is defined in Section 7.12.

2.16 “Anti-Dilution Units” is defined in Section 7.12.

2.17 “Arbitrator” is defined in Section 9.2.

2.18 “Assignee” means any Person (a) to whom a Limited Partner (or assignee thereof) Transfers all or any part of its interest in the Partnership, and (b) which has not been admitted to the Partnership as a Substitute Partner pursuant to Section 7.6.

2.19 “Assumed Tax Liability” is defined in Section 4.2.2

2.20 “Assumed Tax Rate” is defined in Section 4.2.2(b).

2.21 “Base Percentage Interest” means, with respect to any Partner as of any date of determination, the fraction (expressed as a percentage), the numerator of which is the number of Units held by such Partner and the denominator of which is the number of Units held by all Partners. For purposes of this calculation, the Unvested Class B2 Units of any Class B2 Limited Partner shall be excluded (from both the numerator and the denominator).

2.22 “Beneficial Ownership” (including correlative terms) shall have the meaning ascribed to that term in Rule 13d-3 promulgated under the Exchange Act.

2.23 “Business Day” means any calendar day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

2.24 “Capital Account” is defined in Section 3.2.

2.25 “Capital Contributions” means, with respect to any Partner, the total amount of money and the initial Gross Asset Value of property (other than money) contributed to the capital of the Partnership by such Partner, whether as an initial Capital Contribution or as an additional Capital Contribution.

2.26 “Capital Stock” means (i) any class or series of capital stock of SSG now or hereafter authorized, (ii) any rights, options, warrants, or convertible or exchangeable securities that entitle the holder thereof to subscribe for or purchase, convert such securities into, or exchange such securities for, capital stock of SSG, and (iii) any indebtedness issued by SSG that provides any of the rights described in clause (ii).

2.27 “Cause” means, with respect to any Active Partner or, with respect to Section 7.8.2(e) only, any Class C Limited Partner, that such Limited Partner commits any of the following acts and fails to cure said breach, if it is in fact curable, within thirty (30) days after written notice from the General Partner of said breach: (a) conviction of, or plea of guilty or nolo contendere to, any criminal act involving moral turpitude, including, without limitation, fraud, embezzlement or misappropriation of funds or property; (b) commission of a material act of dishonesty, fraud or misrepresentation which would reasonably be expected to adversely and materially affect the assets, business or prospects of the SSG Group; (c) willful breach of duty in the course of providing services as an Active Partner; (d) material breach of this Agreement; and/or (e) materially failing to satisfy, perform or comply with any obligations, duties or undertakings that a Limited Partner owes to the SSG Group.

2.28 “Change of Control” means: (i) an acquisition by any Person or group of Persons of Equity Securities of the Partnership (other than the Ownership Group, the SSG Group or a member of either of them), whether already outstanding or newly issued, in a transaction or series of transactions, if immediately thereafter such Person or group of Persons (other than the Ownership Group, the SSG Group or a member of either of them) has, or would have, directly or indirectly, Beneficial Ownership of fifty percent (50%) or more of the combined Equity Securities of the Partnership; (ii) the sale of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole, directly or indirectly, to any Person or group of Persons (other than the Ownership Group, the SSG Group or a member of either of them) in a transaction or series of transactions; or (iii) the consummation of a tender offer, merger, recapitalization, consolidation, business combination, reorganization or other transaction, or series of related transactions, involving the Partnership and any other Person or group of Persons (other than the Ownership Group, the SSG Group or a member of either of them); unless, in the case of clause (ii) or (iii) of this definition, either (1) then-existing Partners, immediately prior to such transaction or the first transaction in such series of transactions, will Beneficially Own more than fifty percent (50%) of the combined Equity Securities of the Partnership (or, if the Partnership will not be the surviving entity in such transaction or series of transactions, such surviving entity) immediately after such transaction or series of transactions or (2) Persons who are Partners immediately prior to such transaction or the first transaction in such series of transactions will be entitled to cast at least a majority of the votes for the Board of Directors of SSG (or the board of directors or equivalent body of such surviving entity, as the case may be) after the closing of such transaction or series of transactions. As used in this definition of Change of Control, the term “group” shall have the same meaning of such term is used in Rule 13d-5 of the Exchange Act.

2.29 “Class A Common Stock” means the Class A common stock of SSG.

2.30 “Class A Units” is defined in Section 3.3.1(a).

2.31 “Class B Common Stock” means the Class B common stock of SSG.

2.32 “Class B Exchange Agreement” means the Exchange Agreement, effective as of September 18, 2020, among the Partnership and the holders of Class B Units (as defined therein) from time to time party thereto, as the same may be amended, modified, supplemented or restated from time to time.

2.33 “Class B Limited Partner” means a Limited Partner in its capacity as a holder of Class B Units.

2.34 “Class B Units” is defined in Section 3.3.1(b).

2.35 “Class B2 Dilution Reserve” means that portion of the purchase price paid by the 2019 Equity Investors in the 2019 Equity Transaction retained by the Partnership to fund distributions under Section 4.4.

2.36 “Class B2 Forfeiture Amount” is defined in Section 4.4.2.

2.37 “Class B2 Limited Partner” means a Limited Partner in its capacity as a holder of Class B2 Units.

2.38 “Class B2 Units” is defined in Section 3.3.1(c).

2.39 “Class B2 Vesting Amount” is defined in Section 4.4.2.

2.40 “Class C Exchange Agreement” means the Class C Exchange Agreement, effective on or about the date of this Agreement, among the Partnership and the Partnership Unitholders (as defined therein) from time to time party thereto, as the same may be amended, modified, supplemented or restated from time to time.

2.41 “Class C Limited Partner” means a Limited Partner in its capacity as a holder of Class C Units.

2.42 “Class C Units” is defined in Section 3.3.1(d).

2.43 “Class Designation” means any document setting forth the rights, obligations, terms and conditions of the Units of any other class established by the General Partner in accordance with this Agreement.

2.44 “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

2.45 “Death” means the death of a natural person that is an Active Partner, or the death of a natural person with respect to whom an estate planning vehicle is an Active Partner.

2.46 “Depreciation” for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable under United States federal income tax principles with respect to an asset for Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be computed in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(g)(3) or 1.704-3(d)(2), as applicable, as determined by the General Partner.

2.47 “Designated Individual” is defined in Section 5.8.1(b).

2.48 “Distribution Record Date” means the record date established by the Partnership for the purpose of determining the Partners entitled to receive any distribution, which record date shall (unless otherwise determined by the Partnership) generally be the same as the record date established by SSG for a distribution to its stockholders of some or all of its portion of such distribution.

2.49 “Drag-Along Right” is defined in Section 7.9.2.

2.50 “Drag-Along Transaction” means a sale of all or substantially all of the consolidated business, operations and assets of the SSG Group in one transaction or a series of related transactions that (a) would result in a Change of Control and (b) is designated as a Drag-Along Transaction by the General Partner or the Board of Directors of SSG.

2.51 “Equity Securities” means, with respect to any Person, any and all partnership interests, capital stock, options or other equity securities in such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

2.52 “Equivalent Units” means, with respect to any class or series of Capital Stock, Units with preferences, conversion, and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that are substantially the same as (or correspond to) the preferences, conversion and other rights, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Capital Stock as appropriate to reflect the relative rights and preferences of such Capital Stock as to the other classes and series of Capital Stock as such Equivalent Units would have as to the other classes and series of Units corresponding to the other classes of Capital Stock, but not as to matters such as voting for members of the Board of Directors that are not applicable to the Partnership. In comparing the economic rights of any Capital Stock with the economic rights of any Units, the effect of taxes shall be taken into account.

2.53 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.54 “FATCA” means Code sections 1471 through 1474, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations, any agreement entered into pursuant to Code section 1471(b)(1), any applicable intergovernmental agreements with respect thereto, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

2.55 “Fiscal Year” is defined in Section 10.3.

2.56 “Former Active Partner” means a Person who previously was an Active Partner, from and after a Termination Event with respect to such Limited Partner.

2.57 “Full Vesting Date” shall mean, with respect to any Class B2 Units, the date on which all of the Class B2 Units issued to a Class B2 Limited Partner in an Admission Agreement become fully vested in accordance with the terms set forth in Section 7.11.1.

2.58 “General Partner” means StepStone Group Holdings LLC, a Delaware limited liability company, or any other Person that becomes a successor or an additional general partner of the Partnership as provided in this Agreement, in each such Person’s capacity as general partner, in each case as the context requires.

2.59 “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

2.59.1 The initial Gross Asset Value of any asset (other than money) contributed by a Partner to the Partnership shall be the gross fair market value of such asset.

2.59.2 The Gross Asset Values of all assets shall be adjusted to equal their respective gross fair market values as determined by the General Partner as of the following times:

(a) the acquisition of an additional interest in the Partnership (other than in connection with the execution of this Agreement) by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for an interest in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(c) the grant of an interest in the Partnership (other than a de minimis amount) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a Partner capacity, or by a new Partner acting in a Partner capacity or in anticipation of being a Partner;

(d) the liquidation of the Partnership within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g); and

(e) such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Treas. Reg. §§ 1.704-1(b) and 1.704-2.

2.59.3 The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution, as determined by the General Partner.

2.59.4 The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 2.59.4 to the extent that the General Partner reasonably determines that an adjustment pursuant to Section 2.59.4 above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 2.59.4.

2.59.5 If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to Section 2.59.5, Section 2.59.5 or Section 2.59.5, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Partnership asset for purposes of computing Net Profits and Net Losses.

2.60 “Imputed Underpayment” is defined in Section 5.9.1.

2.61 “Imputed Underpayment Share” is defined in Section 5.9.2.

2.62 “Incapacity” means the entry of an order of incompetence or of insanity, or the Death, permanent disability, dissolution, bankruptcy (as defined in the Act) or termination (other than by merger or consolidation) of any Person.

2.63 “Indemnitees” is defined in Section 6.3.3.

2.64 “Initial Class B2 Amount” is defined in Section 4.4.2.

2.65 “Intangible Asset Gain” means the gain realized by the Partnership with respect to any Intangible Assets in connection with the actual or hypothetical sale of such Intangible Assets, including, but not limited to, gain realized in connection with an adjustment to the Gross Asset Value of Partnership assets.

2.66 “Intangible Assets” means the assets of the Partnership that are of the type described in Code section 197(d), as well as interests in entities classified as corporations for U.S. federal income tax purposes.

2.67 “Investment Company Act” means the Investment Company Act of 1940, as amended.

2.68 “IRS” means the United States Internal Revenue Service, or, if applicable, a state or local taxing agency.

2.69 “Issuance Date” means, with respect to any Class B2 Units, the date of issuance of such Class B2 Units pursuant to an Admission Agreement or such other date as determined by the General Partner and set forth in the relevant Admission Agreement.

2.70 “JAMS” is defined in Section 9.1.

2.71 “JAMS Rules” is defined in Section 9.1.

2.72 “Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a governmental authority and shall include, for the avoidance of any doubt, the Act.

2.73 “Limited Partner” means, at any time, any Person who is at such time a limited partner of the Partnership and shown as such on the books and records of the Partnership, in its capacity as a limited partner of the Partnership.

2.74 “Liquidator” is defined in Section 8.5.1.

2.75 “Net Profits” or “Net Losses” means, for each Fiscal Year, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

2.75.1 Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.75 shall be added to such taxable income or loss;

2.75.2 Any expenditure of the Partnership described in Code section 705(a)(2)(B) or treated as Code section 705(a)(2)(B) expenditures pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.75, shall be subtracted from such taxable income or loss;

2.75.3 Gain or loss resulting from any disposition of any asset of the Partnership with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

2.75.4 In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

2.75.5 If the Gross Asset Value of any asset owned by the Partnership is adjusted in accordance with Section 2.59.2 or Section 2.59.3, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

2.75.6 to the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Code section 734(b) is required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits and Net Losses; and

2.75.7 Notwithstanding any other provision of this Section 2.75, any items that are allocated pursuant to Section 5.2 or Section 5.3.2 shall not be taken into account in computing Net Profits or Net Losses.

2.76 “Nonrecourse Deductions” has the meaning set forth in Treas. Reg. §§ 1.704-2(b)(1) and 1.704-2(c).

2.77 “Nonrecourse Liability” has the meaning set forth in Treas. Reg. §§ 1.704-2(b)(3) and 1.752-1(a)(2).

2.78 “Ownership Group” means Persons who, at the applicable time, are parties to the Stockholders’ Agreement.

2.79 “Partner Nonrecourse Debt” has the meaning set forth in Treas. Reg. § 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

2.80 “Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a nonrecourse liability (within the meaning of Treas. Reg. § 1.752-1(a)(2)), determined in accordance with Treas. Reg. § 1.704-2(i)(3).

2.81 “Partner Nonrecourse Deductions” has the meaning set forth in Treas. Reg. § 1.704-2(i) for the phrase “partner nonrecourse deductions.”

2.82 “Partners” is defined in the Preamble.

2.83 “Partnership” is defined in the Preamble.

2.84 “Partnership Information” is defined in Section 6.4.3.

2.85 “Partnership Interest” or “Interest” means the interest or Units of a Partner in the Partnership at any particular time.

2.86 “Partnership Minimum Gain” has the meaning set forth in Treas. Reg. §§ 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

2.87 “Permitted Transferee” means any Person who receives Units pursuant to a Qualified Transfer.

2.88 “Person” means and includes an individual, a corporation, a partnership, a limited liability company, a trust, an estate, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

2.89 “Proxy” is defined in Section 3.5.

2.90 “Push Out Election” means the election under Code section 6226 (or any similar provision of state or local law) to “push out” an adjustment to the Partners or former Partners, including filing IRS Form 8988 (Election for Alternative to Payment of the Imputed Underpayment), or any successor or similar form, and taking any other action necessary to give effect to such election.

2.91 “Qualified Transfer” means, subject to Section 7.2, (a) with respect to a Limited Partner that is a Person other than an individual, the sale or transfer of Units by a Limited Partner to an Affiliate of such Limited Partner or to another Person who is a Limited Partner (or an Affiliate thereof) as of the date of the Qualified Transfer, or (b) with respect to a Limited Partner that is an individual, (i) transfers to ancestors, descendants or the spouse of a

Limited Partner or to an estate planning vehicle (including a limited liability company or a limited partnership) or trust controlled by such Limited Partner, the spouse of such Limited Partner or an Affiliate of such Limited Partner for the benefit of the Limited Partner or members of the Limited Partner’s immediate family, or (ii) transfers to any Person pursuant to testate or intestate succession, provided, that in each case (whether pursuant to clause (a) or (b)), (x) the transferee agrees to be bound by the terms and conditions of this Agreement with respect to the securities acquired by such transferee and (y) the transfer is effected in a transaction that is exempt from the registration and qualification requirements of the Securities Act and applicable state securities laws.

2.92 “Registration Rights Agreement” means the Registration Rights Agreement, effective on or about the date hereof, among SSG and the other persons party thereto, as the same may be amended, modified, supplemented or restated from time to time.

2.93 “Regulations” means proposed, temporary and final Treasury regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury regulations). References to “Treas. Reg. §” are to sections of the Regulations.

2.94 “Regulatory Allocations” is defined in Section 5.2.9.

2.95 “Restrictive Covenant Agreement” means, with respect to any Limited Partner, the Restrictive Covenant Agreement, employment agreement or other agreement (if any) (including the Transaction Agreement, with respect to the Class C Limited Partners) between such Limited Partner (or its Designated Individual) and the Partnership or an Affiliate, to the extent such agreement provides for any undertakings on the part of such Limited Partner or Designated Individual relating to non-competition with and/or non-solicitation of clients or employees of the Partnership or any Affiliate.

2.96 “Retirement” means, with respect to an Active Partner, the conclusion of such person’s status as an Active Partner as a result of resignation or involuntary termination other than for Cause, in the event that as of the Termination Date, the sum of (a) the number of such Active Partner’s years of age (which shall be at least 50) plus (b) the number of such Active Partner’s years as an Active Partner (which shall be at least 15) is equal to at least seventy (70).

2.97 “Safe Harbor Election” is defined in Section 3.3.5(h).

2.98 “SCAI” means Swiss Capital Alternative Investments AG, a private company limited by shares incorporated in the canton of Zurich.

2.99 “SCAI Shareholders’ Agreement” means the Shareholders’ Agreement made on December 2, 2016 between SCP, SCAI and the Partnership.

2.100 “SCP” means SC Partner LP, a Cayman Islands exempted limited partnership that is party to the SCP Framework Agreement.

2.101 “SCP Framework Agreement” means the Framework Agreement made on May 11, 2016 between the Partnership, the General Partner, SCAI and SCP.

2.102 “SCP LPA” means the Limited Partnership Agreement of SCP made on December 2, 2016.

2.103 “SCP Partner” means each of the limited partners of SCP and any transferee of any such partner permitted under the SCAI Shareholders Agreement.

2.104 “Side Letter” is defined in Section 10.4.

2.105 “SSG” means StepStone Group Inc., a Delaware corporation, or its successors.

2.106 “SSG Group” means SSG and its Affiliates, including the Partnership.

2.107 “Start Date” means with respect to any Class B Limited Partner, the date of commencement of such Active Partner’s status as an Active Partner or such other date established for purposes of any vesting provisions in such Partner’s Admission Agreement.

2.108 “Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement, effective on or about the date hereof, among SSG, the Partnership and the other Persons party thereto, as the same may be amended, modified, supplemented or restated from time to time.

2.109 “Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

2.110 “Substitute Partner” means any Person (a) to whom a Limited Partner (or assignee thereof) Transfers all or any part of its interest in the Partnership, and (b) which has been admitted to the Partnership as a Substitute Partner pursuant to Section 7.6.

2.111 “Target Balance” is defined in Section 5.2.10.

2.112 “Tax Distribution” is defined in Section 4.2.1

2.113 “Tax Items” is defined in Section 5.3.1.

2.114 “Tax Receivable Agreements” means the Tax Receivable Agreement (Exchanges) and the Tax Receivable Agreement (Reorganizations), in each case effective on or about the date hereof, among SSG, the Partnership and the other parties thereto, as the same may be amended, modified, supplemented or restated from time to time.

2.115 “Tax Representative” means, as applicable, (a) the Partner or other Person (including the Partnership) designated as the “partnership representative” of the Partnership under Code section 6223, (b) the Partner designated as the “tax matters partner” for the Partnership under Code section 6231(a)(7) (as in effect before 2018 and before amendment by Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law No. 114-74), and/or (c) the Partner or other Person serving in a similar capacity under any similar provisions of state, local or non-U.S. Laws, in each case, acting solely at the direction of the General Partner to the maximum extent permitted under applicable Law.

2.116 “Termination” means, with respect to an Active Partner of the Partnership or, with respect to Section 7.8.2(e) only, any Class C Limited Partner, such partner ceasing to provide substantive services to the SSG Group for any reason, including, without limitation, as a result of resignation, termination (whether or not for Cause), or Retirement. “Terminate” and “Terminated” shall have a correlative meaning.

2.117 “Termination Date” means, with respect to any Active Partner, the date of the Termination Event with respect to such Active Partner.

2.118 “Termination Event” means, with respect to any Active Partner, the first to occur of: (a) the termination of the Partnership, or (b) such Active Partner’s Termination.

2.119 “Termination Without Cause” means, with respect to an Active Partner, the conclusion of such person’s status as an Active Partner as a result of involuntary termination other than for Cause.

2.120 “Transaction Agreement” means that certain Transaction Agreement, dated as of July 7, 2021, by and among the Partnership, SSG, certain holders of Class C Units and certain other parties as set forth therein.

2.121 “Transfer”, including correlative terms, means, with respect to any Limited Partner or Assignee, any sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation or other transfer or disposition by any other means, of any or all of such Limited Partner’s Units (or an Assignee’s economic interest in the Partnership), whether for value or no value and whether directly or indirectly, voluntary or involuntary (including, without limitation, by operation of law), or an agreement to do any of the foregoing.

2.122 “Units” is defined in Section 3.3.1.

2.123 “Unvested Class B2 Units” means any Class B2 Units that have not vested in accordance with the provisions of Section 7.11.1.

2.124 “Vested Class B2 Units” means any Class B2 Units (or portion thereof) that have vested in accordance with the provisions of Section 7.11.1.

2.125 “Vested Quarter” means each of the successive three (3)-month periods during which a Limited Partner is an Active Partner for the entirety of such period, without proration.

ARTICLE 3

CAPITAL; CAPITAL ACCOUNTS AND PARTNERS

3.1 Capital Contributions. Except as expressly provided herein with respect to SSG or in the Class B Exchange Agreement, (i) no Partner shall be required to make any Capital Contributions to the Partnership without such Partner’s consent and (ii) no Partner shall be permitted to make any Capital Contributions to the Partnership without the General Partner’s consent.

3.2 Capital Accounts. A Capital Account shall be established and maintained for each Partner in accordance with Treas. Reg. § 1.704-1(b)(2)(iv) (a “Capital Account”).

3.3 Classes of Units.

3.3.1 Upon effectiveness of this Agreement, the Interests of Limited Partners are represented by units of Partnership Interest (“Units”), which are divided into:

(a) Class A Units (the “Class A Units”), which are issuable to SSG and such other Persons as the General Partner shall determine;

(b) Class B Units (the “Class B Units”), which shall be issued only (x) in accordance with Section 3.3.4, and (y) with respect to and upon full vesting of Class B2 Units;

(c) Class B2 Units (the “Class B2 Units”), none of which shall be issued after the date hereof; and

(d) Class C Units (the “Class C Units”), which have been issued as consideration to certain of the Sellers (as defined in the Transaction Agreement) pursuant to the Transaction Agreement and shall be issued only in accordance with Section 3.3.4.

3.3.2 The General Partner is authorized to establish and designate additional classes and sub-classes of Units, including preferred Units that rank senior to any then-existing Units and any other new class of Units whose rights, obligations, terms and conditions are set forth on a Class Designation. The General Partner may establish and determine the designations, priorities, powers, preferences, limitations and relative rights of any additional class or classes of Partnership Interests.

3.3.3 The Partnership may issue additional Units in exchange for cash or other consideration, including additional classes of Units, to such Persons, at such times, and having such terms as the General Partner may determine in accordance with this Agreement.

3.3.4 Units and Capital Stock of SSG.

(a) Each Class B Unit shall be associated with and stapled to one share of Class B Common Stock. Upon any issuance of Class B Units, each Limited Partner receiving such Units shall purchase from SSG, concurrently with the issuance of Class B Units, one share of Class B Common Stock for the consideration of the par value thereof. Upon any surrender, redemption or conversion of any such Class B Unit, the holder thereof shall concurrently surrender to SSG or the Partnership (as applicable) the associated share of Class B Common Stock in exchange for payment by SSG or the Partnership (as applicable) of the par value thereof. Without the specific approval of the General Partner, no Transfer of a Class B Unit shall be effected without a simultaneous Transfer of the corresponding share of Class B Common Stock.

(b) Class A Units may be issued only in accordance with Sections 3.3.4(c) and (f) and no additional Class B Units, Class B2 Units or Class C Units may be issued by the Partnership except in accordance with Section 3.3.4(f) below.

(c) If SSG issues shares of Class A Common Stock (other than an issuance pursuant to the Class B Exchange Agreement, the Class C Exchange Agreement or the Transaction Agreement), unless such net proceeds are used to purchase Units from Limited Partners, SSG shall promptly contribute to the Partnership all the net proceeds and property (if any) received by SSG with respect to such Class A Common Stock. Upon the contribution by SSG to the Partnership of all (but not less than all) of such net proceeds and property (if any) so received by SSG, the General Partner shall cause the Partnership to issue a number of Class A Units equal to the number of shares of Class A Common Stock so issued, registered in the name of SSG, such that, at all times, the number of Class A Units held by SSG equals the number of outstanding shares of Class A Common Stock.

(d) It is the intent that each unit of Capital Stock be generally equivalent in economic respects to an Equivalent Unit. Accordingly, if SSG issues shares of Capital Stock other than Class A Common Stock, SSG shall promptly contribute to the Partnership all the net proceeds and property (if any) received by SSG with respect to such Capital Stock. Upon the contribution by SSG to the Partnership of all (but not less than all) of such net proceeds and property (if any) so received by SSG, the General Partner shall cause the Partnership to issue a number of Equivalent Units equal to the number of shares of Capital Stock so issued, registered in the name of SSG, such that, at all times, the number of relevant class of Equivalent Units held by SSG equals the number of outstanding shares of the relevant class of Capital Stock.

(e) If, at any time, any shares of Capital Stock are repurchased (whether by exercise of a put or call, pursuant to an open market purchase, automatically or by means of another arrangement) by SSG for cash or other consideration, then the General Partner shall cause the Partnership, immediately prior to such repurchase of such Capital Stock, to redeem an equal number of Equivalent Units held by SSG, at an aggregate redemption price equal to the aggregate purchase price of the Capital Stock being repurchased by SSG (plus any expenses related thereto) and upon such other terms as are the same for the Capital Stock being cancelled or retired by SSG.

(f) Any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of a class of Capital Stock shall be accompanied by an identical subdivision or combination of the Equivalent Units to maintain at all times a one-to-one ratio between the number of Equivalent Units and the number of outstanding shares of the applicable class of Capital Stock. Any corrective action to maintain such ratios shall not be subject to a corresponding adjustment that would render the corrective action ineffective. In the implementation and administration of this Section 3.3.4, the General Partner shall have authority to amend this Agreement without the consent of any Limited Partner and shall have discretion to make such adjustments as it determines in good faith to be appropriate to reflect the economic equivalency intended hereby.

3.3.5 Class B2 Units. The Partnership has established the Class B2 Units which were issued to Active Partners as compensation for services rendered or to be rendered to or for the benefit of the Partnership or its Affiliates.

(a) The Class B2 Units are subject to the limitations on distributions contained in Sections 4.3 and 4.4.

(b) Each Class B2 Limited Partner shall have an initial Base Percentage Interest with respect to its Class B2 Units of zero percent (0%) and such Base Percentage Interest shall increase as its Class B2 Units vest in accordance with Section 7.11.1; provided, that for the avoidance of doubt, for purposes of Section 4.1 and Section 4.7, a Class B2 Limited Partner’s Base Percentage Interest shall be zero percent (0%) with respect to any Class B2 Units (and shall not be entitled to any distributions in respect of any of its Class B2 Units under such Sections) until the Full Vesting Date of such Class B2 Units.

(c) Upon a Termination Event with respect to a Class B2 Limited Partner, such Class B2 Limited Partner’s Class B2 Units shall be treated in accordance with Section 7.11.

(d) No Class B2 Unit shall confer on the holder any right to vote or consent on any matter arising under this Agreement prior to the Full Vesting Date of such Class B2 Unit.

(e) Treatment of Class B2 as Class B Units. Class B2 Units shall be treated as, and shall automatically be redesignated as, Class B Units from and after the later to occur of (i) the Full Vesting Date and (ii) the time at which the Capital Account balance attributable to such Class B2 Units equals the Target Balance with respect to such Class B2 Units.

(f) Intended Tax Treatment of Class B2 Units. The Class B2 Units are intended to be treated for tax purposes as “profits interests” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343, and Rev. Proc. 2001-43, 2001-2 C.B. 191. The receipt of the Class B2 Units is intended to be treated as a non-taxable event for the Partnership and the holder. Each holder of Class B2 Units agrees not to take any position inconsistent with the foregoing. The Partnership and the Partners shall treat each holder of Class B2 Units as a partner for U.S. federal income tax purposes as of the grant date of such holder’s Class B2 Units. Each holder of Class B2 Units shall take into account the distributive share of the Partnership’s income, gain, loss, deduction, and credit associated with its Class B2 Units in computing such holder’s income tax liability for the entire period during which such Person holds the Class B2 Units. Upon the grant of the Class B2 Units or at the time the Class B2 Units become substantially vested, neither the Partnership nor any of the Partners shall deduct any amount (as wages, compensation, or otherwise) for the fair market value of the Class B2 Units. No holder of Class B2 Units shall dispose of any Class B2 Units within two years of receipt without the express prior written consent of the General Partner.

(g) Election Under Code Section 83(b). Absent a contrary determination by the General Partner, each holder of Class B2 Units shall file a valid and timely election pursuant to Code section 83(b) with respect to its Class B2 Units and provide a copy of the election to the General Partner within thirty (30) days after issuance of the Class B2 Units.

(h) Proposed Safe Harbor Election. Each holder of Class B2 Units authorizes the Partnership to make the safe harbor election provided for by the Revenue Procedure proposed in Notice 2005-43, 2005-2 C.B. 107, or any similar election provided in published guidance relating to the compensatory transfer of partnership interests (in any case, a “Safe Harbor Election”) in the manner that the General Partner determines will be most advantageous to the Partnership. Each such holder agrees to cooperate with the Partnership to perfect and maintain any Safe Harbor Election and to timely execute and deliver any documentation with respect thereto reasonably requested by the General Partner. Each of the Partnership and each such holder agrees to comply with all requirements of the Safe Harbor Election. A Safe Harbor Election once made may be revoked by the Partnership if permitted by the rules applicable to the Safe Harbor Election.

3.3.6 Swiss Capital Investors. Pursuant to the SCP Framework Agreement, the Partnership issued Partnership Interests to SCP, which Partnership Interests were redesignated as Class B Units. It is understood that SCP is a holding vehicle for the SCP Partners and it is agreed that for certain limited purposes set forth in this Section 3.3.6 SCP will be treated as holding separate Class B Units corresponding to the economic interests of the SCP Partners in SCP. The provisions of this Agreement will be applied and interpreted in accordance with the following principles:

(a) The provisions of Section 3.5 shall not apply to the Class B Units held by SCP.

(b) In the event the Partnership exercises its purchase right with respect to units of SCP under section 5 of the SCAI Shareholders’ Agreement, then upon the completion of such purchase in accordance with section 5.2 of the SCAI Shareholders’ Agreement, the Partnership shall cancel the portion of the Class B Units held by SCP corresponding to the A1 Units (as such term is defined in the SCP LPA) held by the relevant departing SCP Partner.

3.3.7 The provisions of Section 7.1 shall not apply to transfers of interests in SCP to the SCP Partners.

(a) The Class B Units held by SCP are not subject to reduction under the vesting provisions of Section 7.10.1.

3.4 Additional Limited Partners. Subject to Section 3.3.4, the General Partner is hereby authorized to issue interests in the Partnership and to admit one or more recipients of such interests as additional Limited Partners (“Additional Limited Partners”) from time to time, on such terms and conditions as the General Partner may determine; provided that the General Partner shall have determined before such admission that such admission will not create a material risk that the Partnership would become a “publicly traded partnership” (as such term is defined in Code sections 469(k)(2) or 7704(b)). As a condition to being admitted to the Partnership, each Additional Limited Partner shall execute an Admission Agreement and such other instruments as the General Partner may determine.

3.5 Irrevocable Proxy. Each Active Partner and Class C Limited Partner hereby irrevocably grants to, and appoints, the General Partner as its exclusive proxy and attorney-in-fact with full power of substitution and resubstitution, for and in the name, place and stead of such Partner, to the full extent of such Partner’s voting and other rights with respect to all such Partner’s Units, which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of the Act, to vote, and to execute written consents with respect to, all such Partner’s Units on any matter arising under this Agreement. Each Active Partner and Class C Limited Partner hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof (the “Proxy”). Each Active Partner and Class C Limited Partner agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the Proxy contained herein. The Proxy shall bind the heirs, successors and assigns of the Active Partner and Class C Limited Partner. The General Partner agrees that it shall not take any action to exercise the Proxy granted by any Active Partner unless and until the earlier of (i) the Termination Date with respect to such Active Partner or (ii) any purported Transfer of any Units or rights with respect thereto by such Active Partner (whether voluntary or involuntary, including pursuant to Death, Incapacity or divorce) unless such Transfer has been approved by the General Partner and the Assignee has been admitted as a Substitute Partner in accordance with this Agreement. The General Partner agrees that it shall not take any action to exercise the Proxy granted by any Class C Limited Partner unless and until any purported Transfer of any Units or rights with respect thereto by such Class C Limited Partner (whether voluntary or involuntary, including pursuant to Death, Incapacity or divorce) has been approved by the General Partner and the Assignee has been admitted as a Substitute Partner in accordance with this Agreement.

3.6 Partner Capital. Except as otherwise provided in this Agreement: (a) no Partner shall demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account and (b) no Partner shall withdraw any portion of its Capital Contributions or receive any distributions from the Partnership as a return of capital on account of such Capital Contributions.

3.7 Partner Loans. No Limited Partner (other than SSG) shall be required or permitted to make any loans or otherwise lend any funds to the Partnership. No loans made by any Limited Partner to the Partnership shall have any effect on such Limited Partner’s Base Percentage Interest, such loans representing a debt of the Partnership payable or collectible solely from the assets of the Partnership in accordance with the terms and conditions upon which such loans were made.

3.8 Liability of Limited Partners. Except as otherwise (i) required by any non-waivable provision of the Act or other applicable Law or (ii) provided herein: (a) no Limited Partner shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Partnership, whether such debt, liability or other obligation arises in contract, tort, or otherwise; and (b) subject to Section 4.7.2 and Section 3.3.4, no Limited Partner shall in any event have any liability whatsoever in excess of (i) the amount of its Capital Contributions, (ii) without duplication, its share of any assets and undistributed profits of the Partnership, and (iii) the amount of any wrongful distribution to such Limited Partner, if, and only to the extent, such Limited Partner has actual knowledge (at the time of the distribution) that such distribution is made in violation of Section 18-607 of the Act. To the fullest extent permitted by law, no Limited Partner shall have any liability to any other Limited Partner or former Limited Partner, for making any discretionary decisions under this Agreement, or casting any vote for (or refraining from voting) in connection with the business and affairs of the Partnership.

ARTICLE 4

DISTRIBUTIONS

4.1 General Distributions. Except as otherwise provided in this Article 4, Article 8 or in any applicable Class Designation, the General Partner shall determine the timing and amount of all distributions. Subject to the terms of any applicable Class Designation and the other provisions of this Article 4, any distributions (including Tax Distributions, except to the extent provided in Section 4.2.4) shall be made pro rata in accordance with their Base Percentage Interests.

4.2 Tax Distributions.

4.2.1 Amount, Timing, and Treatment of Tax Distribution. Notwithstanding any provision of Section 4.1 to the contrary, but subject to Section 4.2.4, the Partnership shall distribute to the Partners pro rata in accordance with their Base Percentage Interests an amount of cash such that each Partner receives distributions of cash (including those made pursuant to Section 4.1) in respect of each Fiscal Year in an amount not less than the Partner’s Assumed Tax Liability for such Fiscal Year (that distribution, a “Tax Distribution”). Any Tax Distribution made to a Partner under this Section 4.2.1 shall be treated as an advance against, and shall reduce, future amounts due to such Partner under Section 4.1. For purposes of this Article 4, guaranteed payments for services (within the meaning of Code section 707(c)) shall not be treated as distributions.

4.2.2 Calculation of Assumed Tax Liability. For purposes of calculating the amount of each Partner’s Tax Distribution under Section 4.2.2, a Partner’s “Assumed Tax Liability” means an amount equal to the product of:

(a) the sum of (i) the net taxable income and gain allocated to that Partner in the Fiscal Year and (ii) to the extent (x) determined by the General Partner in its sole discretion and (y) attributable to the Partnership, the amount the Partner is required to include in income by reason of Code sections 707(c) (but not including guaranteed payments for services within the meaning of Code section 707(c)), 951(a), and 951A(a); multiplied by

(b) the highest combined effective U.S. federal, state, and local marginal rate of tax applicable to an individual resident in San Francisco, California or New York, New York (whichever is higher), or such higher assumed tax rate as determined by the General Partner, for the Fiscal Year (such tax rate, the “Assumed Tax Rate”).

The calculation required by this Section 4.2.2 shall be made (i) taking into account (w) the character of the income or gain and (x) any limitations on, or the availability of, deductions and net operating losses, and (ii) disregarding (y) the effect of any special basis adjustments under Code section 743(b) and (z) the effect of the allocations required under Code section 704(c)(1)(A).

4.2.3 Timing of Tax Distributions. If reasonably practicable, the Partnership shall make distributions of the estimated Tax Distributions in respect of a Fiscal Year on a quarterly basis to facilitate the payment of quarterly estimated income taxes, taking into account amounts previously distributed by reason of this Section 4.2.3. Not later than sixty (60) Business Days after the end of the Fiscal Year, the Partnership shall make a final Tax Distribution in an amount sufficient to fulfill the Partnership’s obligations under Section 4.2.1.

4.2.4 Impact of Insufficient Cash Available for Distribution. If the amount of Tax Distributions to be made exceeds the amount of the cash available for distribution (taking into account any entity-level tax obligations or payments, including any related interest, penalties, or other costs), SSG shall receive the full amount of its Tax Distribution (but calculated by substituting the words “a corporation doing business” for “an individual resident” in the definition of “Assumed Tax Rate”) before the other Partners receive any distribution under this Section 4.2. The balance, if any, of cash available for distribution shall be distributed:

(a) First, to the Partners (other than SSG) pro rata in accordance with their Base Percentage Interests in an amount such that each such Partner has received distributions pursuant to this Section 4.2.4(a) not less than their Assumed Tax Liability (calculated by substituting the words “a corporation doing business” for “an individual resident” in the definition of “Assumed Tax Rate”); and

(b) Thereafter, the balance, if any, to the Partners (including SSG) pro rata in accordance with their Base Percentage Interests until each Partner has received the full amount of its Tax Distribution calculated in accordance with Section 4.2.2.

4.2.5 No Tax Distributions on Liquidation. No Tax Distributions shall be made in connection with the liquidation of the Partnership.

4.2.6 Compensation for Services and Self-Employment Tax Make-Whole Payments. The Partners acknowledge that certain Active Partners (including former Active Partners) and the Class C Limited Partners will receive compensation for services, and such compensation may, for U.S. federal income tax purposes, be treated as a guaranteed payment for services under Code section 707(c). For the avoidance of doubt, the Partnership may, but is not required to, pay any Partner an amount such that, on an after-tax basis, the Partner receives the amount he or she would have received if the Partner had not been subject to self-employment tax by reason of the Partner’s ownership of Units in the Partnership (and instead had received his or her compensation as an employee for tax purposes). Notwithstanding anything to the contrary in this Agreement, any compensation or payments described in the two preceding sentences shall be treated as guaranteed payments for services within the meaning of Code section 707(c) and shall not be treated as distributions under this Article 4.

4.3 Limitation on Distributions in Respect of Profits Units.

4.3.1 No Distributions in Respect of Unvested Profits Interests. No Class B2 Limited Partner shall be entitled to participate in any distributions pursuant to Section 4.1 in respect of any of its Class B2 Units prior to the Full Vesting Date of such Class B2 Units (and then shall be entitled to participate in distributions only in respect of any fiscal quarter commencing after the Full Vesting Date).

4.3.2 Limitations on Distributions in Respect of Class B2 Units. The Partnership shall not make any distribution in respect of a Class B2 Unit to the extent that the General Partner determines that such distribution would (a) cause the Class B2 Unit to fail to qualify as profits interests (as that term is used in Section 3.3.5) or (b) cause an allocation of income or gain (other than Intangible Asset Gain) in respect of a Class B2 Unit that is disproportionate to the amount that would be distributed in respect of such Class B2 Unit but for this Section 4.3.2. For the avoidance of doubt, the limitations on distributions imposed by this Section 4.3.2 shall not apply to any holder of a Class B2 Unit that has a Capital Account balance at least equal to the relevant Target Balance.

4.3.3 Continued Right to Tax Distributions. For the avoidance of doubt, this Section 4.3 shall not alter the Profits Unit Holder’s right to Tax Distributions under Section 4.2. Notwithstanding the other provisions of this Agreement, such Tax Distributions shall be calculated and made by the Partnership by treating all Unvested Class B2 Units as if they were “substantially vested” within the meaning of Treas. Reg. § 1.83-3(b).

4.4 Distributions of Class B2 Dilution Reserve.

4.4.1 Notwithstanding the provisions of Section 4.1 or Section 4.2, the Partners hereby acknowledge and agree that the Class B2 Dilution Reserve shall be distributed as set forth in this Section 4.4. The General Partner shall maintain a schedule of persons entitled to distributions thereof and their respective potential shares of any distribution with respect to the Class B2 Dilution Reserve.

4.4.2 The General Partner shall calculate, at least annually, the number of Class B2 Units that have vested since the prior determination (the “Class B2 Vesting Amount”), the number of Class B2 Units that have been forfeited since the prior determination (the “Class B2 Forfeiture Amount”) and the number of Class B2 Units outstanding at time of the prior determination (or, if no determination has been made, as of August 19, 2019) (the “Initial Class B2 Amount”). Promptly after each such determination, a distribution shall be made from the Class B2 Dilution Reserve equal to (a) the ratio of the Class B2 Forfeiture Amount to the Initial Class B2 Amount, multiplied by (b) the Class B2 Dilution Reserve, to the 2019 Redeemed Partners pro rata based on the number of Units redeemed from each 2019 Redeemed Partner in the 2019 Equity Transaction. Promptly after each such determination, a distribution shall be made from the Class B2 Dilution Reserve equal to (a) the ratio of the Class B2 Vesting Amount to the Initial Class B2 Amount, multiplied by (b) the Class B2 Dilution Reserve, to the Limited Partners holding 2019 Dilutable Units, pro rata based on the number of 2019 Dilutable Units held by them at such time.

4.5 Distributions Upon Liquidation. Distributions made in conjunction with the final liquidation of the Partnership shall be applied or distributed as provided in Article 8.

4.6 Distributions to Reflect Additional Units. If the Partnership issues additional Units, subject to the terms of any applicable Class Designation, the General Partner is authorized to make such revisions to this Article 4 and to Article 5 as it determines are reasonably necessary or desirable to reflect the issuance of such additional Units, including making preferential distributions to certain classes of Units.

4.7 Other Distribution Rules.

4.7.1 Record Date for Distributions. The Partnership may designate a Distribution Record Date for purposes of calculating and giving effect to distributions. All distributions attributable to a Unit with respect to which the Distribution Record Date is before the date of any Transfer shall be made to the transferor Partner or the tendering Partner (as the case may be) and, in the case of a Transfer other than an exchange pursuant to the Class B Exchange Agreement or the Class C Exchange Agreement, all distributions thereafter attributable to such Unit shall be made to the transferee Partner.

4.7.2 Over-Distributions. If the Partnership distributes to a Partner more than the amount to which the Partner in entitled (e.g., by reason of an accounting error), the Partner shall, upon written notice of the over-distribution delivered to the Partner within one year of the over-distribution, promptly return the over-distribution to the Partnership. For the avoidance of doubt, this Section 4.7.2 applies to any distribution made under this Agreement.

4.7.3 Reimbursements of Preformation Capital Expenditures. To the extent a distribution (or reduction in a Partner’s share of Partnership liabilities for federal tax purposes) would otherwise be treated as proceeds in a sale under Code section 707(a)(2)(B), the Partners intend such actual or deemed distribution to reimburse preformation capital expenditures under Treas. Reg. § 1.707-4(d) to the maximum extent permitted by Law.

4.8 Distributions in Kind. No right is given to any Partner to demand or receive property other than cash as provided in this Agreement. The General Partner may make a distribution in kind of Partnership assets to the Partners, and such Partnership assets shall be distributed in such a fashion as to ensure that the fair market value (as determined in good faith by the General Partner) thereof is distributed and allocated in accordance with this Article 4 and Article 5 and Article 8.

4.9 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the General Partner, on behalf of the Partnership, shall make a distribution to any Partner on account of its Partnership Interests in violation of the Act or other applicable Law or to the extent such distribution would result in the Partnership or any of its Subsidiaries being in default under any material credit agreement, loan agreement, note, indenture or other agreement governing indebtedness.

ARTICLE 5

ALLOCATIONS OF NET PROFITS AND NET LOSSES

5.1 Allocation Generally. Each Fiscal Year, after adjusting each Partner’s Capital Account for all contributions and distributions with respect to such Fiscal Year and after giving effect to the allocations under Section 5.2 for the Fiscal Year, Net Profits and Net Losses (or items thereof) of the Partnership shall be allocated among the Partners in a manner such that, after such allocations have been made, each Partner’s Capital Account balance (which may be a positive, negative, or zero balance) will equal (proportionately) (a) the amount that would be distributed to each such Partner, determined as if the Partnership were to (i) sell all of its assets for their Gross Asset Values, (ii) satisfy all of its liabilities in accordance with their terms with the proceeds from such sale (limited, with respect to nonrecourse liabilities, to the Gross Asset Values of the assets securing such liabilities), and (iii) distribute the remaining proceeds pursuant to Section 4.1 minus (b) the sum of (x) such Partner’s Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain and (y) the amount, if any (without duplication of any amount included under clause (x)), that such Partner is obligated (or is deemed for U.S. federal income tax purposes to be obligated) to contribute, in its capacity as a Partner, to the capital of the Partnership as of the last day of such Fiscal Year.

5.2 Priority Allocations.

5.2.1 Partnership Minimum Gain Chargeback. Except as otherwise provided in Treas. Reg. § 1.704-2(f), if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in proportion to, and to the extent of, an amount equal to the portion of such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treas. Reg. § 1.704-2(g). This Section 5.2.1 is intended to comply with the minimum gain chargeback requirement in Treas. Reg. § 1.704-2(f) and shall be interpreted consistently therewith.

5.2.2 Partner Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Treas. Reg. § 1.704-2(i)(4), notwithstanding any other provision of this Article 5, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to Partner Nonrecourse Debt during any taxable year, then each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treas. Reg. § 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt, determined in accordance with Treas. Reg. § 1.704-2(i)(4). This Section 5.2.2 is intended to comply with the minimum gain chargeback requirement in Treas. Reg. § 1.704-2(i) and shall be interpreted consistently therewith.

5.2.3 Qualified Income Offset. If any Partner unexpectedly receives an adjustment, allocation or distribution described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Treas. Reg. § 1.704-1(b)(2)(ii)(d), to such Partner in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 5.2.3 shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 5 have been tentatively made as if this Section 5.2.3 were not in the Agreement. It is intended that this Section 5.2.3 comply with the qualified income offset requirement in Treas. Reg. § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

5.2.4 Gross Income Allocation. In the event that any Partner has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (A) the amount (if any) that such Partner is obligated to restore to the Partnership upon complete liquidation of such Partner’s Partnership Interest and (B) the amount that such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§ 1.704-2 (g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess to eliminate such deficit as quickly as possible, provided that an allocation pursuant to this Section 5.2.4 shall be made if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article 5 have been tentatively made as if this Section 5.2.4 and Section 5.2.3 were not in the Agreement.

5.2.5 Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partners in proportion to Units, unless otherwise determined by the General Partner.

5.2.6 Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss (within the meaning of Treas. Reg. § 1.752-2) with respect to the Partner Nonrecourse Liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i)(l).

5.2.7 Special Basis Adjustments. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) or Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a holder of Units in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the holders of Units in accordance with their respective Base Percentage Interests in the event that Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner(s) to whom such distribution was made in the event that Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) applies.

5.2.8 Limitation on Allocation of Net Losses. No allocation of Net Losses (or items of loss) shall be allocated to a Partner to the extent that any such allocation would cause or increase an Adjusted Capital Account Deficit as to the Partner. The limitation set forth in the preceding sentence shall be applied on a Partner-by-Partner basis and Net Losses (or items of loss) not allocable to a Partner as a result of such limitation shall be reallocated (A) first, among the other holders of Units in accordance with their respective Base Percentage Interests, and (B) thereafter, among the holders of other Units, as determined by the Partnership, in each case subject to the limitations of this Section 5.2.8.

5.2.9 Ameliorative Allocations. Any allocations made pursuant to Sections 5.2.1 through 5.2.8 (collectively, the “Regulatory Allocations”) shall be taken into account in allocating other items of income, gain, loss and deduction among the holders of Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each holder of a Unit shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

5.2.10 Intangible Asset Gain. Intangible Asset Gain shall be allocated to each holder of Class B2 Units so as to cause the Capital Account balance of such Limited Partner (to the extent attributable to its Class B2 Units) to stand in the same ratio to the aggregate Capital Account balances attributable to all holders of Units as the number of Class B2 Units held by such holder bears to the total number of Units outstanding at the time of such allocation (such amount with respect to each such holder of Class B2 Units, the “Target Balance”). To the extent there is insufficient Intangible Asset Gain to reach the Target Balance for each holder of Class B2 Units, Intangible Asset Gain shall be allocated in such manner as may be determined by the General Partner.

5.3 Other Allocation Rules.

5.3.1 In General. Except as otherwise provided in this Section 5.3, for income tax purposes under the Code and the Regulations, each Partnership item of income, gain, loss, deduction, and credit (collectively, “Tax Items”) shall be allocated among the Partners in the same manner as its correlative item of income, gain, loss, deduction, and credit (as calculated for purposes of allocating Net Profits or Net Losses, including items allocated under Section 5.2) is allocated pursuant to Section 5.1 and Section 5.2.

5.3.2 Section 704(c) Allocations. Notwithstanding any provision of Section 5.3.1 to the contrary, in accordance with Code section 704(c)(1)(A) (and the principles of those provisions) and Treas. Reg. § 1.704-3, Tax Items with respect to any property contributed to the capital of the Partnership, or after Partnership has been revalued under Treas. Reg. § 1.704-1(b)(2)(iv)(f) or (s), shall, solely for United States federal, state and local tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such Partnership property to the Partnership for United States federal income tax purposes and its value as so determined at the time of the contribution or revaluation of Partnership property. The Partnership shall account for such variation under the traditional method as described in Treas. Reg. § 1.704-3(b). For the avoidance of doubt, allocations pursuant to this Section 5.3.2 are solely for purposes of U.S. federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or such Partner’s share of Net Profits or Net Losses (or items thereof), or distributions under any provision of this Agreement.

5.3.3 Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Partner’s share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Treas. Reg. § 1.752-3(a)(3), each Partner’s interest in Partnership profits shall equal such Partner’s Base Percentage Interest with respect to Units, or such other share as the General Partner determines.

5.3.4 Allocations in Respect of Varying Interests. If any Partner’s interest in the Partnership varies (within the meaning of Code section 706(d)), whether by reason of a Transfer of a Unit, redemption of a Unit by the Partnership, or otherwise, Net Profits and Net Losses (and items thereof) for such Fiscal Year shall be allocated so as to take into account such varying interests in accordance with Code section 706(d) using the “interim closing of the books” method and/or such other permissible method or methods selected by the General Partner.

5.3.5 Timing and Amount of Allocations of Net Profits and Net Losses. Net Profits and Net Losses (or items thereof) of the Partnership shall be determined and allocated with respect to each Fiscal Year as of the end of each such year, or at such other time or times determined by the General Partner.

5.3.6 Modification of Allocations. The allocations set forth in Section 5.1 and Section 5.2 are intended to comply with certain requirements of the Regulations. Notwithstanding the other provisions of this Article 5, the General Partner shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of Net Profits and Net Losses (or items thereof) pursuant to this Agreement (i) in order to comply with Code section 704 or applicable Regulations or (ii) to allocate properly items of income, gain, loss, deduction and credit to those Partners who bear the economic burden or benefit associated therewith. If there are any changes after the date of this Agreement in applicable tax Law, regulations or interpretation, or any errors, ambiguities, inconsistencies or omissions in this Agreement with respect to allocations to be made to Capital Accounts that would, individually or in the aggregate, cause the Partners not to achieve the economic objectives underlying this Agreement, the General Partner may in its discretion make appropriate adjustments to such allocations in order to achieve or approximate such economic objectives.

5.4 Preparation of Partnership Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns required of the Partnership for federal, state, and local income tax purposes.

5.5 No Right to Review Partner Tax Returns. With respect to the financial statements or tax returns of a Partner or its Affiliates, none of the Partnership, the General Partner, the other Partners, such other Partner’s Affiliates or any of their respective representatives, will be entitled to review such financial statements or tax returns for any purpose, including in connection with any proceeding or other dispute (whether involving the Partnership, between the Partners, or involving any other Persons).

5.6 No Inconsistent Positions. Except as required by applicable Law or previously authorized in writing by the Partnership, which authorization may be withheld in the sole discretion of the Partnership, no Partner shall (a) independently act with respect to tax audits or tax litigation affecting or arising from the Partnership, or (b) treat any Partnership item inconsistently on such Partner’s income tax return with the treatment of the item on the Partnership’s tax return and/or the Schedule K-1 (or other written information statement) provided to such Partner.

5.7 Tax Elections. The Partnership shall have in effect (and shall cause each Subsidiary that is classified as a partnership for U.S. federal income tax purposes to have in effect) an election pursuant to Code section 754 (and any similar provisions of applicable U.S. state or local law) for the Partnership for the Fiscal Year that includes the closing date of SSG’s initial public offering of shares of its Class A Common Stock and each Fiscal Year in which a sale, exchange, or redemption (whether partial or complete) occurs. This Section 5.7 shall not apply with respect to any Subsidiary that the Partnership cannot cause to make a section 754 election, with respect to Subsidiaries that would not customarily make a section 754 election at the Partnership’s request, or with respect to any other Subsidiary that the General Partner determines is immaterial or otherwise insignificant. Except as otherwise provided in this Agreement, the General Partner shall determine whether to make any other available election pursuant to the Code.

5.8 Tax Representative.

5.8.1 Appointment of Tax Representative and Designated Individual.

(a) Tax Representative. The General Partner shall act as the Tax Representative, but the General Partner may designate another Person to act as the Tax Representative and may remove, replace, or revoke the designation of that Person, or require that Person to resign.

(b) Designated Individual. If a Person that is not an individual is the Tax Representative, the General Partner shall appoint a “designated individual” for each taxable year (as described in Treas. Reg. § 301.6223-1(b)(3)(ii)) (a “Designated Individual”).

5.8.2 Authority of the Tax Representative; Delegation of Authority. The Tax Representative shall have all of the rights, duties, powers, and obligations provided for under the Code, Regulations, or other applicable guidance; provided, however, that if a Person other than the General Partner is the Tax Representative, the Tax Representative shall in all cases act solely at the direction of the General Partner. The Tax Representative may delegate its authority under this Section 5.8 to a Designated Individual; provided, for the avoidance of doubt, that each Designated Individual shall in all cases act solely at the direction of the General Partner.

5.8.3 Costs and Indemnification. The Partnership shall pay, or to the extent the Tax Representative or Designated Individual pays, indemnify and reimburse, to the fullest extent permitted by applicable Law, the Tax Representative or Designated Individual, for all costs and expenses, including legal and accounting fees (as such fees are incurred) and any claims incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Partnership.

5.9 Partnership Audits.

5.9.1 Determinations with Respect to Audits. The General Partner shall make all decisions and determinations with respect to, and shall have sole authority with respect to the conduct of, audits of the Partnership, including whether to cause the Partnership or any Subsidiary to make a Push Out Election with respect to any adjustment that could result in an imputed underpayment (within the meaning of Code section 6225) (an “Imputed Underpayment”). No Partner shall take any action or make any filing inconsistent with the actions of the Tax Representative or Designated Individual.

5.9.2 Imputed Underpayment Share. To the extent the Partnership (or any Subsidiary that is classified as a partnership for U.S. federal income tax purposes) is liable for any Imputed Underpayment, the General Partner shall determine the liability of the Partners for a share of such Imputed Underpayment, taking into account the Partner’s Units and the status and actions of the Partners (including any related interest, penalties or other costs, such share, an “Imputed Underpayment Share”). The General Partner shall cause each Partner to bear its Imputed Underpayment Share solely by reducing the amount of distributions made to such Partner pursuant to Section 4.1 or Section 8.5.

5.10 Information to be Provided by Partners to Partnership.

5.10.1 Notice of Audit or Tax Examination. Each Partner shall notify the Partnership within five days after receipt of any notice regarding an audit or tax examination of the Partnership and upon any request for material information by United States federal, state, local, or other tax authorities.

5.10.2 Information Relating to FATCA. Each Partner shall provide the Partnership with any information, representations, certificates or forms relating to such Partner (or its direct or indirect owners or account holders) that are reasonably requested from time to time by the Partnership and that are necessary in order for the Partnership or any entity in which the Partnership or holds (directly or indirectly) an interest (whether in the form of debt or equity) and any Partner of any “expanded affiliated group” (as defined in Code section 1471(e)(2)) to (i) enter into, maintain or comply with any agreement required to be filed with the IRS as contemplated by Code section 1471(b), (ii) satisfy any requirement imposed under FATCA in order to avoid any withholding required under FATCA (including any withholding upon any payments to such Partner under this Agreement) or (iii) comply with any information reporting or withholding requirements under FATCA. In addition, each Partner shall take such actions as the Tax Representative may reasonably request in connection with the foregoing. If any Partner fails to provide any of the information, representations, certificates or forms (or undertake any of the actions) required under this Section 5.10.2 in a timely manner, the Tax Representative shall have full authority to take any steps (after providing such Partner with written notice) that the Partnership determines in its reasonable discretion are necessary to comply with FATCA and to mitigate the effect on the Partnership of such failure including, but not limited to, withholding on payments or distributions made to such Partner and requiring such Partner to transfer its Units or otherwise withdraw from the Partnership. If requested by the Partnership, such Partner shall execute any and all documents, opinions, instruments and certificates to effectuate the foregoing. If a Partner fails to comply with the terms of this Section 5.10.2 and, as a result of such failure, any withholding tax is imposed under FATCA on distributions to the Partnership, such Partner shall, unless otherwise agreed in writing by the Partnership, to the fullest extent permitted by applicable Law, indemnify and hold harmless the Partnership and its Affiliates for all losses, costs, fees, expenses, damages, claims, and demands (including any withholding tax, penalties or interest suffered by the Partnership).

5.10.3 Other Information. Each Partner shall provide to the Partnership upon request tax basis information about assets contributed by it to the Partnership and such other tax information as reasonably requested by the Partnership and necessary for it to prepare its financial reports or any tax returns, or otherwise to comply with applicable Law.

5.11 Information to be Provided by Partnership to Partners.

5.11.1 Communication with IRS. The Partnership shall, within thirty (30) days after receipt, forward to each Partner holding more than twenty percent (20%) of the Units a photocopy of any material correspondence relating to the Partnership received from the IRS and, within thirty (30) days after occurrence, advise each Partner in writing of the substance of any material conversation affecting the Partnership held with any representative of the IRS. Notwithstanding the foregoing, the Partnership may withhold information from the Partners to the extent the Partnership determines that providing such information could result in the waiver of any privilege or otherwise be harmful to the Partnership.

5.11.2 Notice of Tax Benefits. The Partnership shall use its reasonable best efforts to deliver to each Partner notice of any tax-related benefit (as reasonably determined by the Partnership) that any Partner may be able to claim with respect to taxes imposed on the Partnership or any investment, within a reasonable period of time of the Partnership’s becoming aware of that benefit.

5.12 Survival of Obligations. For purposes of this Article 5, the term “Partner” shall include a former Partner, except to the extent the General Partner determines that such inclusion is inconsistent with the intention that former Partners be liable for their appropriate share of the Partnership’s taxes. The rights and obligations of each Partner and former Partner under this Article 5 shall survive the Transfer by such Partner of its Units (or withdrawal by a Partner or redemption of a Partner’s Units) and the dissolution of the Partnership until ninety (90) days after the applicable statute of limitations. Section 5.8, Section 5.9, and this Section 5.12 shall not be amended without the prior written consent of any Partner or former Partner that would be materially and adversely impacted by such amendment.

5.13 Withholding. Each Partner acknowledges and agrees that the Partnership may be required by Law to deduct and withhold taxes or to fulfill other similar obligations of such Partner on any amount paid, distributed, disbursed, or allocated by the Partnership to that Partner, including upon liquidation, and any assignee or transferee of a Partner’s interest or substituted Partner shall, by reason of such transfer, assignment or substitution, acknowledge, and agree to any such withholding by the Partnership, including withholding to discharge obligations of the Partnership with respect to prior distributions, allocations, or a Imputed Underpayment Share. All amounts withheld with respect to any allocation or distribution shall, except as otherwise provided in or determined by the Partnership pursuant to Section 5.9 be treated as amounts distributed to such Person pursuant to the provision of this Agreement that would have applied if such amount had actually been distributed.

5.14 Taxes Other Than U.S. Federal Income Taxes. The provisions of this Agreement with respect to U.S. federal income tax shall apply, mutatis mutandis, with respect to any similar provisions of state, local, or non-U.S. tax law as determined by the Partnership. References in Section 5.9, Section 5.10, Section 5.11, Section 5.12, and Section 5.13 to “taxes” shall include any interest, penalties and additions to tax with respect to such taxes.

5.15 United States Person. Other than (i) persons who are Partners as of the date of this Agreement or (ii) Partners with respect to whom the General Partner has waived the application of this Section 5.15 in writing, each Partner represents and covenants that, for U.S. federal income tax purposes, it is and will at all times remain a “United States person,” within the meaning of Code section 7701, or is and will at all times remain a disregarded entity the assets of which are treated as owned by a United States person under Treas. Reg. §§ 301.7701-1, 301.7701-2, and 301.7701-3.

5.16 Tax Classification. The Partnership shall be classified as a partnership for United States federal, state and local tax purposes. Unless otherwise determined by the General Partner, the Subsidiaries of the Partnership shall be classified either as disregarded entities or as partnerships for United States federal, state and local tax purposes. No Person shall take any action inconsistent with such classifications.

ARTICLE 6

OPERATIONS

6.1 Management Generally. The management and control of the Partnership shall be vested exclusively in the General Partner. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner as set forth herein. The Limited Partners shall have no part in the management or control of the Partnership and shall have no authority or right to act on behalf of the Partnership or deal with third parties in connection with any matter.

6.2 Authority of and Approvals by the General Partner. The General Partner shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by limited partnerships under the laws of the State of Delaware. Without limitation of the foregoing, the General Partner is hereby authorized to execute, deliver and perform any document on behalf of the Partnership without any further act of any person or entity.

6.3 Duties, Exculpation and Indemnification.

6.3.1 This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Partners (including, without limitation, the General Partner) hereto or on their respective Affiliates. Further, the Partners hereby waive any and all fiduciary duties that, absent such waiver, may exist at or be implied by Law or in equity, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Partnership are only as expressly set forth in this Agreement and those required by the Act.

6.3.2 To the extent that, at law or in equity, any Partner (including, without limitation, the General Partner) has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the Partners (including without limitation, the General Partner) acting under this Agreement will not be liable to the Partnership or to any such other Partner for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Partner (including without limitation, the General Partner) otherwise existing at law or in equity, are agreed by the Partners to replace to that extent such other duties and liabilities of the Partners relating thereto (including without limitation, the General Partner).

6.3.3 None of the General Partner, the Limited Partners, the Tax Representative, the Designated Individual or the Affiliates, agents, officers, partners, employees, representatives, directors, members, managers or shareholders of the General Partner or the Partnership (collectively, the “Indemnitees”) shall be liable, responsible, or accountable, in damages or otherwise, to the Partnership or any Partner thereof for doing any act or failing to do any act, the effect of which may cause or result in loss or damage to the Partnership or such Partner if: (a) the act or failure to act of such Indemnitee was in good faith, within the scope of such Indemnitee’s authority and in a manner it reasonably believed to be in, or not inconsistent with, the best interest of the Partnership, and (b) the conduct of such Person did not constitute fraud, willful misconduct or gross negligence.

6.3.4 Indemnitees shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person as to matters the Indemnitee reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or cash flow or any other facts pertinent to the existence or amount of assets from which distributions to Partners might properly be paid.

6.3.5 The Partnership shall indemnify and hold harmless any Indemnitee to the greatest extent permitted by law against any liability or loss as a result of any claim or legal proceeding by any Person (including by or through the Partnership and/or any Partner) relating to the performance or nonperformance of any act concerning the activities of the Partnership or in furtherance of the Partnership’s interests (including serving at the request of the Partnership as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise) if: (a) the act or failure to act of such Indemnitee was in good faith, within the scope of such Indemnitee’s authority and in a manner it reasonably believed to be in the best interest of the Partnership, and (b) the conduct of such Person did not constitute fraud, willful misconduct or gross negligence. The indemnification authorized by this Section 6.3.5 shall include any judgment, award, settlement, the payment of reasonable attorneys’ fees and other expense incurred in settling or defending any claims, threatened action or finally adjudicated legal proceeding.

6.3.6 From time to time, as requested by an Indemnitee, the attorneys’ fees and other expenses described in Section 6.3.5 may, in the discretion of the General Partner, be advanced by the Partnership prior to the final disposition of such claims, actions or proceedings upon receipt by the Partnership of an undertaking by or on behalf of such Indemnitee to repay such amounts if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized hereunder.

6.3.7 Any indemnification provided hereunder shall be satisfied solely out of the assets of the Partnership, as an expense of the Partnership, unless otherwise determined by the General Partner.

6.3.8 Notwithstanding anything in this Agreement or any otherwise applicable provision of law or equity, whenever an Indemnitee is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing: (a) in its “discretion” or “sole discretion,” under a similar grant of authority or latitude, or without an express standard of behavior (including, without limitation, standards such as “reasonable” or “good faith”), then such Indemnitee shall be entitled to consider only such interests and factors, including its own, as it desires, and shall, to the fullest extent permitted by law, have no duty or obligation to consider any other interests or factors whatsoever, or (b) with an express standard of behavior (including, without limitation, standards such as “reasonable” or “good faith”), such Indemnitee shall comply with such express standard but shall not be subject to any other, different or additional standard.

6.3.9 The provisions of this Section 6.3 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.

6.3.10 The provisions of this Section 6.3 shall survive the termination of this Agreement. No amendment, modification or deletion of this Section 6.3 shall apply to or have any effect on the right of any Indemnitee to indemnification for or with respect to acts or omissions of such Indemnitee occurring prior to such amendment, modification or deletion.

6.4 Records; Reports; Schedules.

(a) Subject to the discretion of the General Partner, the General Partner shall cause to be kept, at the principal place of business of the Partnership or at such other location as the General Partner shall reasonably deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of the Partnership for at least the current and past three fiscal years.

(b) Subject to the discretion of the General Partner, the financial statements of the Partnership shall be prepared in accordance with such principles as the General Partner shall determine.

(c) The General Partner shall maintain, as part of the books and records of the Partnership, a schedule, which shall set forth the name, address, the number and Class of Units owned by each Limited Partner, and the respective Base Percentage Interests associated with such Units held.

6.4.2 The General Partner shall cause to be sent to each Limited Partner of the Partnership, within a reasonable time following the end of each Fiscal Year of the Partnership, a report that shall include all necessary information required by the Limited Partners for preparation of their federal, state and local income or franchise tax or information returns, including each Limited Partner’s pro rata share of Net Profits, Net Losses and any other Tax Items for such Fiscal Year.

6.4.3 Limited Partners (personally or through an authorized representative) may, for purposes reasonably related to their Interests, examine and copy (at their own cost and expense) the books and records of the Partnership that pertain to the Partnership generally and the inspecting Limited Partner, including, if applicable the inspecting Limited Partner’s Capital Account, Units and Partnership Interest, and Base Percentage Interest (collectively, the “Partnership Information”); provided, however, that such access shall be upon reasonable notice and at reasonable times, and that such Limited Partner shall not use such Partnership information in a manner inconsistent with such Limited Partner’s obligations under this Agreement. Notwithstanding the foregoing, a Limited Partner who is a Former Active Partner shall be entitled to reasonable access to Partnership Information reasonably related solely to such Former Active Partner’s economic interest in allocations and distributions hereunder where the Former Active Partner can demonstrate a reasonable need for such access; provided, however, that such access shall be upon at least ten (10) Business Days’ prior written notice, during normal business hours and shall be subject to supervision by Partnership personnel at the Partnership’s sole discretion, and that as a condition of access to such limited Partnership Information, such Former Active Partner shall not be permitted to copy, reproduce or use such Partnership Information in a manner competitive with the Partnership. Access to any records of the Partnership pursuant to this Section 6.4.3 shall be subject to the execution of a confidentiality and non-disclosure agreement at the request of the General Partner.

6.4.4 In any event, access to any Partnership Information marked, labeled or otherwise designated as “confidential,” “proprietary” or similarly designated, shall be subject to the Partnership’s reasonable confidentiality restrictions then in effect. No other person or entity (including any spouse or former spouse of a Partner) shall be entitled to access to Partnership Information unless such access is approved by the General Partner or as otherwise required by the Act.

6.5 Insurance.

6.5.1 The Partnership may purchase and maintain insurance, to the extent and in such amounts as determined by the General Partner or its designee, on behalf of any of the Indemnitees and such other Persons as determined by the General Partner or its designee, against any liabilities that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Partnership or such Indemnitees, regardless of whether the Partnership would have the power to indemnify such Person against such liabilities under the provisions of this Agreement or otherwise. The Partnership may enter into indemnity contracts with any or all of the Indemnitees and such other Persons as the General Partner shall determine.

6.6 Other Activities. Each Class B Limited Partner or Class B2 Limited Partner that is an Active Partner, for so long as he or she is an Active Partner and unless otherwise approved by the General Partner, shall devote substantially all of his or her business time and attention to the business and affairs of the Partnership and its Affiliates. Each Class C Limited Partner, for so long as he or she is employed by the SSG Group or actively engaged in a service provider capacity in the business or management of the SSG Group, shall devote substantially all of his or her business time and attention to the business and affairs of the Partnership and its Affiliates.

6.7 Certain Tax-Related Decisions. Except as expressly provided in this Agreement, (i) any tax-related decision or determination that is to be made by the Partnership pursuant to this Agreement shall be made by the General Partner and (ii) any tax-related action that is to be taken by the Partnership pursuant to this Agreement shall be taken by the Partnership, acting at the direction of the General Partner. In making decisions or determinations or causing the Partnership to take actions pursuant to this Section 6.7, the General Partner shall act in a commercially reasonable manner.

6.8 Expenses.

6.8.1 Subject to Section 6.8.3, the Partnership shall be liable for, and shall reimburse the General Partner on an after-tax basis at such intervals as the General Partner may determine, for all (i) overhead, administrative expenses, insurance and reasonable legal, accounting and other professional fees and expenses of the General Partner, (ii) franchise and similar taxes of the General Partner and other fees and expenses in connection with the maintenance of the existence of the General Partner, and (iii) reasonable expenses paid by the General Partner on behalf of the Partnership. Such reimbursements shall be in addition to any reimbursement of the General Partner as a result of indemnification pursuant to Section 6.3.

6.8.2 Subject to Section 6.8.3, the Partnership shall be liable for, and shall reimburse SSG on an after-tax basis at such intervals as the General Partner may determine, for all (i) overhead, administrative expenses, insurance and reasonable legal, accounting and other professional fees and expenses of SSG, (ii) expenses of SSG incidental to being a public reporting company, (iii) reasonable fees and expenses (other than the payment obligations of SSG under the Tax Receivable Agreements) related to any public offering of debt or equity securities of SSG, private placement of equity securities of SSG, or other debt financing transaction of SSG, whether or not consummated, (iv) franchise and similar taxes of SSG and other fees and expenses in connection with the maintenance of the existence of SSG, (v) customary compensation and benefits payable by SSG, and indemnities provided by SSG on behalf of, its officers and directors of SSG; provided, that the Board of Directors of SSG may elect (but shall not be required to elect) that SSG, rather than the Partnership, shall bear any of the foregoing that are related to the business and affairs of SSG. Such reimbursements shall be in addition to any reimbursement of SSG as a result of indemnification pursuant to Section 6.3. If SSG issues shares of Class A Common Stock and contributes the net proceeds of such issuance to the Partnership, the reasonable expenses incurred by SSG in such issuance will be assumed by the Partnership.

6.8.3 To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership. Unless otherwise determined by the General Partner, no reimbursement or indemnification payment made pursuant to this Section 6.8 shall be considered a distribution to the payee.

6.8.4 Unreimbursed Expenses. From time to time, Limited Partners may incur expenses directly related to duties carried out on behalf of the Partnership. The General Partner, in its discretion, may agree to cause the Partnership to reimburse certain expenses or categories of expenses, but to the extent not so agreed then any such expenses, although directly related to duties carried out on behalf of the Partnership, are the responsibility of and shall be borne by the Limited Partners incurring such expenses and are not reimbursable by the Partnership.

ARTICLE 7

INTERESTS AND TRANSFERS OF INTERESTS

7.1 Transfers.

7.1.1 No Limited Partner or Assignee may Transfer all or any portion of his, her or its Units (or beneficial interest therein) without (a) the prior written consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion and (b) in the case of a Class B Limited Partner, the simultaneous transfer of an equal number of shares of such Limited Partner’s Class B Common Stock corresponding to such Units to the transferee of such Units. Notwithstanding the foregoing, (i) Qualified Transfers by a Limited Partner do not require the consent of the General Partner; provided, that the transferee shall be subject, pursuant to an Admission Agreement or such other instrument as the General Partner may reasonable require, to the vesting provisions of this Agreement (in the case of Class B Units and Class B2 Units), and all other provisions of this Agreement and any other agreement that the General Partner may reasonably request (including the Stockholders’ Agreement, the Tax Receivables Agreement, the Class C Exchange Agreement and/or a registration rights agreement to which the Units subject to a Qualified Transfer are already bound) as if the transferring Limited Partner held the Units and under no circumstances shall a person other than a transferring Class B Limited Partner or Class C Limited Partner be allowed to have any voting or management role with respect to the Partnership and (ii) Transfers pursuant to the Class B Exchange Agreement or the Class C Exchange Agreement do not require the consent of the General Partner. Any purported Transfer that is not in accordance with this Agreement shall be null and void.

7.1.2 In the event of a purported Transfer of any portion of any Class B Units or Class B2 Units to a spouse of an Active Partner or Former Active Partner (or Assignee of an Active Partner or Former Active Partner in a Qualified Transfer) incident to a divorce (whether pursuant to a divorce decree, community property partition or other agreement between such Limited Partner and such Limited Partner’s spouse), the relevant Interest shall be subject to all vesting provisions set forth in this Agreement.

7.1.3 A Partner making a Transfer permitted by this Agreement shall, unless otherwise determined by the General Partner, (i) have delivered to the Partnership an affidavit of non-foreign status with respect to such transferor that satisfies the requirements of Code section 1446(f)(2) or other documentation establishing a valid exemption from withholding pursuant to Code section 1446(f) or (ii) ensure that, contemporaneously with the Transfer, the transferee of such interest properly withholds and remits to the IRS the amount of tax required to be withheld upon the Transfer by Code section 1446(f) (and promptly provide evidence to the Partnership of such withholding and remittance). In connection with any such Transfer, the transferor and transferee of such interest shall agree to jointly and severally indemnify and hold harmless the Partnership against any loss (including taxes, interest, penalties, and any related expenses) arising out of any failure to comply with the provisions of this Section 7.1.3.

7.2 Further Restrictions. Notwithstanding any contrary provision in this Agreement, any otherwise permitted Transfer shall be null and void if the General Partner determines that:

7.2.1 such Transfer would create a material risk that the Partnership would be classified other than as a partnership for federal, state or local income tax purposes;

7.2.2 such Transfer would create a material risk that registration of the Transferred Units would be required pursuant to any applicable federal or state securities laws;

7.2.3 such Transfer would create a material risk that the Partnership would become a “publicly traded partnership,” as such term is defined in Code section 469(k)(2) or 7704(b);

7.2.4 such Transfer would create a material risk of subjecting the Partnership to regulation under the Investment Company Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;

7.2.5 such Transfer would create a material risk that the Partnership would become a reporting company under the Exchange Act or fail to meet the “private placement” safe harbor described in Treas. Reg. § 1.7704-1(h);

7.2.6 such Transfer would result in a violation of applicable Law;

7.2.7 such Transfer would be made to any Person who lacks the legal right, power or capacity to own such Units; or

7.2.8 the Partnership does not receive written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner (as determined in the General Partner’s sole and absolute discretion).

7.3 Rights of Assignees. Until such time, if any, as Permitted Transferee is admitted to the Partnership as a Substitute Partner pursuant to Section 7.6: (a) such transferee shall be an Assignee only, and only shall receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit, or similar items to which the Limited Partner that Transferred its Units would be entitled, and (b) such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Limited Partner, such other rights remaining with the transferring Limited Partner. In such a case, the transferring Limited Partner shall remain a Limited Partner even if he or she has transferred his or her entire economic interest in the Partnership to one or more Assignees. In the event any Assignee desires to make a further Transfer of any economic interest in the Partnership, such Assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as any Limited Partner desiring to make such a Transfer.

7.4 Admissions, Withdrawals and Removals. No Person shall be admitted to the Partnership as a Limited Partner except in accordance with Section 3.4 (in the case of Persons obtaining an interest in the Partnership directly from the Partnership) or Section 7.6 (in the case of transferees of a permitted Transfer of an interest in the Partnership from another Person). Except as otherwise specifically set forth in Section 7.7, no Limited Partner shall be entitled to retire or withdraw from being a Limited Partner of the Partnership without the written consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion. No admission, withdrawal or removal of a Limited Partner shall cause the dissolution of the Partnership. Any purported admission, withdrawal or removal which is not in accordance with this Agreement shall be null and void.

7.5 Withdrawal or Removal of Limited Partner. If any Limited Partner attempts to withdraw from the Partnership (other than pursuant to Section 7.7) without the consent of the General Partner, then, notwithstanding the last sentence of Section 7.4, the General Partner may, in its sole and absolute discretion, permit such withdrawal (without waiving, in any manner, any other rights available to it or the Partnership at law or in equity and in addition to, and not in lieu of, any other remedies to which it or the Partnership may be entitled).

7.6 Admission of Assignees as Substitute Partners. As a condition to being admitted to the Partnership, each Substitute Partner shall execute an Admission Agreement, and such other instruments, in such manner, as the General Partner shall determine. Upon the admission of any Assignee as a Substitute Partner in accordance with this Article 7, all Partners are deemed to consent to the Assignee being admitted to the Partnership and authorize the General Partner to constitute the Assignee a Substitute Partner on the books and records of the Partnership in respect of the relevant Units and to eliminate or adjust, if necessary, the relevant information relating to the predecessor of such Substitute Partner.

7.7 Withdrawal of Partners.

7.7.1 If a Limited Partner has Transferred all of its/his/her Units to the Partnership as provided in this Agreement then such Limited Partner shall withdraw from the Partnership upon such Transfer. If a Limited Partner has Transferred all of its/his/her Units to one or more Assignees, then such Limited Partner shall withdraw from the Partnership if and when all such Assignees have been admitted as Substitute Partners in accordance with this Agreement.

7.7.2 A General Partner will not be entitled to transfer all of its Interest or to withdraw from being a General Partner of the Partnership unless another General Partner shall have been admitted hereunder (and not have previously been removed or withdrawn).

7.8 Exchange.

7.8.1 The Class B Limited Partners, Class B2 Limited Partners, the Partnership and SSG have entered into the Class B Exchange Agreement contemplating the exchange of Class B Units and shares of Class B Common Stock for shares of Class A Common Stock on the terms and conditions set forth in the Class B Exchange Agreement (i) on an elective basis from time to time by the Limited Partner and (ii) on a mandatory basis in the circumstances described in Section 7.8.2. The Class C Limited Partners, the Partnership and SSG have entered into the Class C Exchange Agreement contemplating the exchange of Class C Units for shares of Class A Common Stock on the terms and conditions set forth in the Class C Exchange Agreement (i) on an elective basis from time to time by the Limited Partner and (ii) on a mandatory basis in the circumstances described in Section 7.8.2.

7.8.2 Units are subject to mandatory exchange in accordance with the Class B Exchange Agreement or the Class C Exchange Agreement (as applicable) in each of the following circumstances:

(a) unless otherwise agreed by the General Partner, upon any Transfer of Units to a Person other than in a Qualified Transfer;

(b) unless otherwise agreed by the General Partner, upon any breach by a Limited Partner or its Designated Individual of its Restrictive Covenant Agreement, as to all Units held by such Limited Partner;

(c) in the discretion of the Class B Committee (as defined in the Stockholders’ Agreement), upon failure to materially comply with, or material breach of, the Stockholders’ Agreement by any Class B Limited Partner or Class C Limited Partner, such Class B Limited Partner or Class C Limited Partner may be required to exchange all of the Units held by such Class B Limited Partner or Class C Limited Partner;

(d) in the discretion of the General Partner, upon the occurrence of an Adjustment Event (whether or not involving a Termination for Cause), the Affected Partner may be required to exchange all of the Units held by such Class B Limited Partner; and

(e) a Class C Limited Partner is subject to a Termination for Cause (provided that any such mandatory exchange shall be without penalty or reduction in the amount of Exchange Consideration such Class C Limited Partner would otherwise be entitled to under the Class C Exchange Agreement);

(f) in the discretion of the General Partner, with the consent of Limited Partners whose Units represent Base Percentage Interests exceeding seventy-five percent (75%) of the Base Percentage Interests of all Limited Partners in the aggregate, all Limited Partners may be required to exchange all Units then held by the Limited Partners.

7.8.3 Any discretion exercised by the General Partner or the Class B Committee under Section 7.8.2 need not be uniform and may be made selectively among Limited Partners, whether or not such Limited Partners are similarly situated.

7.9 Drag-Along Transaction.

7.9.1 The terms of this Section 7.9 shall apply to a Drag-Along Transaction. There shall be no liability on the part of SSG, the General Partner or the Partnership or any other Person to any Partner if any sale of Units pursuant to this Section 7.9 is not consummated for whatever reason.

7.9.2 Drag-Along Rights

(a) If there should be a Drag-Along Transaction, the General Partner may, in its sole discretion, require (the “Drag-Along Right”) each Limited Partner (other than a Class A Limited Partner) to (A) sell all (but not less than all) of the Units (together with an equal number of the associated shares of Capital Stock, if any) then held by that Partner to the purchaser in accordance with this Section 7.9.2 or (B) require that Partner to surrender those Units (together with an equal number of the associated shares of Capital Stock, if applicable) for redemption by the Partnership, as the transaction may require, subject to all applicable provisions of this Section 7.9. Notwithstanding the foregoing, the General Partner may, in its sole discretion, allow any Person owning Units of record or beneficially that is employed by the SSG Group to retain, and exclude from a Drag-Along Transaction, a portion of those Units in connection with any Drag-Along Transaction.

(b) The General Partner shall give notice to each other Partner, not fewer than thirty (30) days prior to the consummation of any contemplated Drag-Along Transaction, setting forth the principal terms of the Drag-Along Transaction (including the proposed closing date) in reasonable detail and advising as to whether its Drag-Along Rights are exercised or waived.

(c) If the General Partner elects to exercise the Drag-Along Right in connection with a Drag-Along Transaction, it shall provide to each other Partner all documents required to be executed by each of them to consummate the Drag-Along Transaction prior to the closing date of the Drag-Along Transaction. Each other Partner shall deliver (or cause to be delivered) to the General Partner, before the proposed closing date of the Drag-Along Transaction, all such documents. If any Partner fails to deliver (or cause to be delivered) these documents and the Drag-Along Transaction is subsequently consummated, the Partnership shall cause its books and records to show that the Units owned of record or beneficially by the defaulting Partner or beneficial owner, as applicable, are bound by the provisions of this Section 7.9 and that they may be Transferred only to the Persons who purchased the Units in the Drag-Along Transaction or, in the case of a Drag-Along Transaction that is structured as a redemption of Units, to the Partnership for redemption.

(d) Notwithstanding anything to the contrary in this Agreement, in no event shall any Class C Limited Partner be subject to the Drag-Along Right if such Class C Limited Partner is required to enter into, or be bound by or subject to any provision in (or agree or commit to enter into or be bound by or subject to), any non-solicitation, non-competition or similar restrictive covenant that would materially limit or restrict such Class C Limited Partner’s freedom to engage in any business or investment activity.

7.9.3 The consideration for any Units included in a Drag-Along Transaction shall be the same as the price per share of Class A Common Stock that is paid in that transaction; provided, however, that if for any reason, Units of the Partnership are included in the transaction at a higher price, that higher price shall be the price of the Units. The form of consideration for any transaction pursuant to an exercise of the Drag-Along Right shall be cash.

7.9.4 If a Drag-Along Transaction is consummated, promptly after such consummation, the General Partner shall furnish the terms of the Drag-Along Transaction as any other Partner may reasonably request. Also, the General Partner shall cause to be remitted to each other Partner that has complied with its obligations hereunder or who is deemed to have sold its Units pursuant hereto the proceeds of the sale attributable to the sale of such Partner’s Units (subject to any agreed holdbacks or escrows in connection with such sale, and net of such Partner’s pro rata portion of all costs and expenses incurred by SSG or the General Partner on behalf of the Partnership and the Partners in connection therewith). Likewise, upon receipt of any deferred consideration (such as pursuant to the release of an escrow or holdback, the payment of an earnout, or the receipt of a tax refund, for example), SSG, the General Partner or the Partnership, as applicable, shall cause to be remitted to each other Partner its pro rata portion of that amount. For the purposes of this Section 7.9, each Partner’s “pro rata” portion of any amount shall be the amount that is equal to the percentage obtained by dividing the number of Units held by that Partner and included, redeemed or exchanged in the Drag-Along Transaction by the aggregate number of Units of all Partners that are included in or redeemed in the transaction.

7.9.5 In connection with any Drag-Along Transaction, each Partner shall use his, her or its commercially reasonable best efforts to aid SSG, the General Partner and the Partnership in the consummation of the transaction and shall take all actions necessary, proper or advisable in connection therewith as are requested by the General Partner, including casting votes or providing written consents in favor of the transaction if required by applicable Law or requested by the General Partner. As part of this cooperation, each Partner shall: execute and deliver the definitive transaction documents and all related documentation and take such other action in support of the sale as shall be reasonably requested by the General Partner, and make such representations and warranties and provide such indemnification as may be reasonably requested by the purchaser, provided that the liability for indemnification, if any, of such Partner shall not exceed the amount of consideration actually paid to such Partner. No Partner shall have any liability for any representation or warranty made by another Partner, and the terms and conditions of any Partner’s participation in a Drag-Along Transaction shall be substantially identical to the terms applicable to all other Persons selling securities in that transaction.

7.10 Adjustment Events Relating to Class B Units.

7.10.1 The Partners hereby acknowledge and agree that Class B Units have been and are being issued or Transferred to Active Partners of the Partnership in consideration of the valuable services being rendered by such Class B Limited Partners to or for the benefit of the SSG Group. In recognition of the fact that any Class B Limited Partner in respect of which an Adjustment Event occurs (an “Affected Partner”) will cease to render such services, upon the occurrence of an Adjustment Event, an Admission Agreement may provide that such Affected Partner shall be entitled to retain only a portion of the Class B Units held by such Class B Limited Partner immediately prior to the Adjustment Event (the “vested portion”), which vested portion shall be calculated by multiplying the Base Percentage Interest held by the Affected Partner immediately prior to the occurrence of the Adjustment Event by a percentage (the “Adjustment Percentage”) determined in accordance with the applicable Admission Agreement, which may be by reference to the time that has elapsed between the Start Date and the occurrence of the Adjustment Event; provided, that (i) in no event shall such Adjustment Percentage exceed one hundred percent (100%), and (ii) the General Partner shall have the authority to increase the Adjustment Percentage (i.e., reduce the reduction in Base Percentage Interest that would otherwise apply) in its sole and absolute discretion.

7.10.2 Unless expressly stated in any applicable Admission Agreement that the provisions of this Section 7.10.2 are to be overridden, (i) in the event of an Adjustment Event by reason of Death or permanent disability, the Adjustment Percentage shall be 100% and (ii) the Adjustment Percentage shall equal one hundred percent (100%) in the event of a Drag-Along Transaction or Change of Control.

7.10.3 Notwithstanding anything to the contrary, and whether or not the Affected Partner is otherwise subject to any vesting provisions, an Affected Partner whose Adjustment Event constitutes a Termination for Cause (as determined by the General Partner) shall equal zero percent (0%), regardless of when such Adjustment Event occurs. In the event that the Affected Partner disagrees with any determination that such Affected Partner’s Adjustment Event constituted a Termination for Cause, then such dispute shall be resolved pursuant to Article 9. If it is determined pursuant to Article 9 that the Adjustment Event did not constitute a Termination for Cause, then the Affected Partner’s sole and exclusive remedy shall be to have its Adjustment Percentage recalculated pursuant to this Section 7.10 taking into account the fact that the Adjustment Event did not constitute a Termination for Cause.

7.10.4 All Units of an Affected Partner forfeited pursuant to the terms of this Agreement or an Admission Agreement shall be canceled by the Partnership. The General Partner shall determine the consequences of such forfeiture and cancellation with respect to the Capital Accounts of the Partners. Unless otherwise determined by the General Partner, the amount of any such reduction shall be reallocated to the remaining Active Partners with respect to which an Adjustment Event has not occurred, pro rata in accordance with the relative percentage of the Class B Units held by each such Class B Limited Partner on the date of the Adjustment Event.

7.11 Vesting of Class B2 Units.

7.11.1 For so long as a Class B2 Limited Partner is an Active Partner, the Class B2 Units issued to a Class B2 Limited Partner in an Admission Agreement shall vest as follows: (a) zero percent (0%) during the first three (3) years from the Issuance Date, (b) thirty percent (30%) on the third (3rd) anniversary of the Issuance Date, (c) five and eighty-three one hundredths percent (5.83%) for each Vested Quarter after the third (3rd) anniversary of the Issuance Date; provided, that the General Partner may, in its sole discretion, accelerate the vesting of any Class B2 Units. Notwithstanding the foregoing, if a Class B2 Limited Partner is an Active Partner through the closing of a Change of Control, all of his or her Class B2 Units shall become one hundred percent (100%) vested upon the occurrence of such Change of Control.

7.11.2 The Partners hereby acknowledge and agree that Class B2 Units have been issued to Active Partners of the Partnership in consideration of the valuable services being rendered by such Class B2 Limited Partners to or for the benefit of the SSG Group. In recognition of the fact that an Affected Partner will cease to render such services, (a) upon the occurrence of an Adjustment Event prior to the Full Vesting Date of any Class B2 Units held by such Affected Partner (i) in the event such Adjustment Event constitutes a Termination Without Cause or Retirement, such Affected Partner shall be entitled to retain such Class B2 Units that are Vested Class B2 Units, if any, and such Class B2 Units that are Unvested Class B2 Units shall be forfeited to, and canceled by, the Partnership and (ii) in the event such Adjustment Event does not constitute a Termination

Without Cause or Retirement, all such Class B2 Units (including all such Vested Class B2 Units and all such Unvested Class B2 Units) shall be forfeited to, and canceled by the Partnership, and (b) upon the occurrence of an Adjustment Event on or following the Full Vesting Date of any Class B2 Units held by such Affected Partner, (i) in the event such Adjustment Event does not constitute a Termination for Cause, such Affected Partners shall be entitled to retain all such Vested Class B2 Units and (ii) in the event such Adjustment Event constitutes a Termination for Cause, all such Vested Class B2 Units shall be forfeited to and canceled by the Partnership.

7.11.3 In the event that the Affected Partner disagrees with any determination that such Affected Partner’s Adjustment Event constituted a Termination for Cause or was a Termination Without Cause, then such dispute shall be resolved pursuant to Article 9. If it is determined pursuant to Article 9 that the Adjustment Event was a Termination Without Cause, then the Affected Partner’s sole and exclusive remedy shall be retain its Vested Class B2 Units.

7.12 Anti-Dilution Issuances Related to Units Acquired by the 2019 Equity Investors Pursuant to the 2019 Equity Transaction. Upon the Full Vesting Date of any Class B2 Unit or immediately prior to the closing of a Change of Control or Drag-Along Transaction in respect of which any Class B2 Unit would be entitled to participate in the receipt of proceeds (each such occasion, an “Anti-Dilution Trigger”), the Partnership will issue to each 2019 Equity Investor holding Units at the time of such Anti-Dilution Trigger its pro rata share (based on its respective Units originally acquired pursuant to the 2019 Equity Transaction and still held as compared to all Class B Units originally acquired by the 2019 Equity Investors pursuant to the 2019 Equity Transaction) and for no additional consideration, of additional Class B Units (“Anti-Dilution Units”) representing 0.14375 times the sum of (i) the number of B2 Units that are becoming fully vested or participating, as the case may be, in such Anti-Dilution Trigger plus (ii) the number of Anti-Dilution Units so issued.

7.13 Adjustments Relating to Class C Units. No split, dividend, combination, reclassification, recapitalization, reorganization or other similar transaction shall occur with respect to the Class C Units unless the same split, dividend, combination, reclassification, recapitalization, reorganization or similar transaction occurs simultaneously with respect to all other classes of Units, unless otherwise approved by the holders of a majority of the then outstanding Class C Units. For the avoidance of doubt, the issuances described in Section 7.12 will not trigger an adjustment under this Section 7.13.

ARTICLE 8

DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE PARTNERSHIP

8.1 Limitations. The Partnership may be dissolved, liquidated, and terminated only pursuant to the provisions of this Article 8, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.

8.2 Exclusive Causes. Notwithstanding the Act, the following and only the following events shall cause the Partnership to be dissolved, liquidated, and terminated:

(a) the sale of all or substantially all of the assets of the Partnership;

(b) by the election of the General Partner; or

(c) judicial dissolution.

Any purported dissolution of the Partnership other than as provided in this Section 8.2 shall be a dissolution in contravention of this Agreement.

8.3 Effect of Dissolution. The dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until it has been wound up and its assets have been distributed as provided in Section 8.5. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement.

8.4 No Capital Contribution Upon Dissolution. Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership, its Capital Contribution thereto, its Capital Account and its share of Net Profits or Net Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Partner. Accordingly, if any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Partner shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other person for any purpose whatsoever.

8.5 Liquidation.

8.5.1 Upon dissolution of the Partnership, the General Partner shall appoint a “Liquidator” of the Partnership, which may be the General Partner. The Liquidator shall liquidate the assets of the Partnership, and after allocating (pursuant to Article 5) all income, gain, loss and deductions resulting therefrom, shall apply and distribute the proceeds thereof as follows:

(a) first, to pay the costs and expenses of the winding-up, liquidation and termination of the Partnership;

(b) second, to the payment of the obligations of the Partnership,

(c) third, to the setting up of any reserves for contingencies which the Liquidator may consider necessary; and

(d) thereafter, to the Partners in accordance with Article 4.

8.5.2 Notwithstanding Section 8.5.1, in the event that the Liquidator determines that an immediate sale of all or any portion of the Partnership assets would cause undue loss to the Partners, the Liquidator, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any Partnership assets except those necessary to satisfy the Partnership’s debts and obligations, or distribute the Partnership assets to the Partners in kind.

ARTICLE 9

MEDIATION AND ARBITRATION

9.1 Resolution of Disputes Among Partners. If a dispute arises out of or in any way related to this Agreement, or the breach thereof, or any other aspect of the business relationship of the parties, and if said dispute cannot be settled through direct discussions, the parties must first endeavor to settle the dispute in an amicable manner by mediation before resorting to arbitration. Such mediation shall be conducted before a third party neutral in either New York, New York or San Diego, California (at the option of the Partnership), selected or appointed from the panel of neutrals maintained by Judicial Arbitration & Mediation Services (“JAMS”) pursuant to the process outlined in Rule 15 of JAMS Comprehensive Arbitration Rules & Procedures (the “JAMS Rules”) in effect as of the date hereof. The costs of the mediation shall be split between the parties. Thereafter, any unresolved dispute, controversy or claim arising out of or in any way related to this Agreement, or the breach thereof, or any other aspect of the business relationship of the parties, shall be settled by final and binding arbitration in accordance with Sections 9.2 through 9.13.

9.2 Single Arbitrator; Governing Rules. Any dispute that is not resolved through mediation shall be resolved by confidential mandatory, binding arbitration conducted in accordance with this Article. The party desiring to arbitrate such dispute shall file and serve a written demand for arbitration on all other parties to the dispute. The arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in either New York, New York or San Diego, California (at the option of the Partnership) selected or appointed from the lists of arbitrators maintained by JAMS. A panel of arbitrators is neither intended nor permitted. The arbitration shall be conducted pursuant to the JAMS Rules in effect as of the date hereof, as modified herein. The Arbitrator shall be mutually agreed upon by the parties to the arbitration or, if the parties cannot agree on an arbitrator, shall be selected or appointed in accordance with the procedures specified in the JAMS Rules. This provision shall not prohibit the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

9.3 Discovery. In agreeing to the arbitration procedures and rules set forth in this Article 9, the parties specifically intend to control and limit the time, money, and other resources committed to resolving any disputes or issues that may arise among them. Therefore, the parties specifically waive the discovery rights they might otherwise have under the JAMS Rules, California Code of Civil Procedure sections 1283, 1283.05, 1283.1, and 2016 through 2036, or similar laws or regulations of the United States or any other state, including without limitation, New York, and instead agree that each party to any arbitration pursuant to this Agreement may conduct only the following limited discovery:

(a) Up to fifty (50) document production requests or interrogatories, in any combination thereof, without subparts;

(b) Up to two (2) depositions of other parties or percipient witnesses, not to exceed one seven (7)-hour day per deposition, provided, however, that nothing contained herein shall limit a party’s right to conduct up to one seven (7) hour deposition of any witness designated to testify at the arbitration hearing; and

(c) Depositions of any expert witnesses, provided, however, that no party may designate or call as witnesses more than three (3) experts.

Notwithstanding the foregoing limitations, the Arbitrator may, on application of any party, for good cause and under extraordinary circumstances, permit such additional discovery as the Arbitrator deems necessary to resolve the issues in dispute, consistent with the parties’ stated intent to control and limit the time, money, and other resources committed to resolving those issues. In the event any arbitration commenced hereunder involves extra-contractual claims, regardless of whether those are the exclusive claims raised in the arbitration, the parties agree that Sections 9.3(a) and 9.3(b) shall be modified as follows to provide for the following discovery (and Section 9.3(c) shall continue to apply without modification):

(x) up to seventy (70) document production requests or interrogatories, in any combination thereof, without subparts; and

(y) up to three (3) depositions of other parties or percipient witnesses, not to exceed one seven (7)-hour day per deposition, provided, however, that nothing contained herein shall limit a party’s right to conduct up to one seven (7) hour deposition of any witness designated to testify at the arbitration hearing.

9.4 Arbitration Hearing. The arbitration hearing shall take place in New York, New York or San Diego, California (as selected by the Partnership) at a location and at dates and times specified by the Arbitrator. The Arbitrator will give all parties adequate notice of the dates, times, and location of the arbitration hearing. The length of the arbitration hearing shall be limited to five (5) days of no more than eight (8) hours per day. The time allotted for the arbitration hearing shall be allocated equally among the parties to the hearing. Unless the Arbitrator allows adjournment for good cause, the arbitration hearing shall be continued on successive Business Days until it is concluded. The Arbitrator shall have jurisdiction to proceed with the arbitration notwithstanding the failure or refusal of any party to comply with these rules or with the Arbitrator’s orders or directions, or to attend any hearing, but only after giving that party written notice that the Arbitrator intends to do so. In conducting the arbitration hearing, the Arbitrator shall be governed by the evidentiary rules and principles set forth in the California Evidence Code, and may order any party to produce and to supply copies of any documents in the party’s custody, possession, or control that the Arbitrator deems to be relevant to determination of the issues in dispute.

9.5 Timely Determination. The parties agree to act at all times so as to facilitate, and not to frustrate or to delay, the efficient, expeditious, and inexpensive resolution of the matters in dispute. The Arbitrator is authorized and directed to make orders, on his or her initiative or upon application of any party to the dispute, to ensure that the arbitration proceeds in an efficient, expeditious and inexpensive manner, and in particular, to enforce strictly the time limits provided for in these rules or set by order of the Arbitrator. The parties acknowledge and agree that it is their intention that arbitration hearing will commence as soon as possible, but in any event, no later than one hundred twenty (120) days after appointment of the Arbitrator, which deadline has been set recognizing the time required to complete the limited discovery authorized under Section 9.3 above. However, upon his or her own motion or the application of any party to the arbitration, and for good cause shown under extraordinary circumstances, the Arbitrator may extend the time for commencement of the arbitration hearing.

9.6 Award or Decision. The Arbitrator shall make a written award or decision permitted under this Agreement. The award or decision of the Arbitrator shall be final and binding on the parties, whether participating in the proceeding or not. The Arbitrator is directed to make all reasonable efforts to make his or her award within fifteen (15) days following completion of the arbitration hearing. The parties agree that any judge the New York Supreme Court or the United States District Court sitting in New York County or of the San Diego County Superior Court or of the United States District Court sitting in San Diego shall have the power to enforce or enter judgment based on the Arbitrator’s award.

9.7 Limitations. Subject to Section 9.8, the Arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute subject to this Article 9. In rendering a decision, the arbitrators shall apply the applicable law of the State of Delaware.

9.8 Remedies. This Agreement is not intended to, and does not, create an employment relationship among the parties or any of them. Other than for cases involving extra-contractual claims, the parties specifically acknowledge and agree that their remedies against one another are limited to compensatory damages and, if necessary and appropriate to enforce the provisions of this Agreement, specific performance, declaratory relief and injunctions. The Arbitrator shall have the authority to award punitive damages or interest on an award for extra-contractual claims only and, for the avoidance of doubt, for any arbitration involving both contractual and extra-contractual claims, the arbitrator shall be empowered to award punitive damages or interest on an award in the arbitrator’s discretion only for the portion of the arbitration involving extra-contractual claims.

9.9 Statute of Limitations. The demand for arbitration must be filed and served within one (1) year of the date of the acts, events, or transactions giving rise to the claims alleged in the demand become known to the Person making such claims. The Arbitrator shall dismiss as time-barred any claim not properly identified in a timely filed and served demand for arbitration.

9.10 Continuing Project. Any aspect of this Agreement not at issue in and not materially affected by the arbitration proceedings and all non-disputed terms of this Agreement shall continue during any arbitration proceedings.

9.11 Jurisdiction and Venue. The parties consent to personal jurisdiction and venue in New York County, New York and San Diego County, California and hereby waive any challenge to the exercise of personal jurisdiction by a court thereof.

9.12 Fees. The Arbitrator may award all reasonable costs and attorneys’ fees to the prevailing party or parties in the arbitration hearing. A party who prevails on one or more but less than all of its claims shall be entitled only to a proportionate share of fees corresponding to those claims on which it prevailed to be determined by the Arbitrator. Such costs shall include witness fees, deposition transcript fees, travel costs, expert witness fees, photocopying charges and fees charged by the Arbitrator. In any judicial enforcement or confirmation proceeding, the prevailing parties or Partner(s) shall be entitled to recover its/their reasonable costs incurred in connection therewith.

9.13 Coordination with Tax Receivable Agreements. To the extent any provision of this Article 9 is inconsistent with a provision of the Tax Receivable Agreements, the provisions of the Tax Receivable Agreements shall control.

ARTICLE 10

MISCELLANEOUS

10.1 Amendments.

10.1.1 Subject to the rights of any Partner set forth in a Class Designation, this Agreement may be amended, supplemented, waived or modified by the written consent of the General Partner in its sole discretion without the approval of any other Partner or other Person; provided, that to the extent that any such amendment, supplement, waiver or modification would adversely affect the legal rights of the holders of any given class of Units in relation to other classes of Units, such amendment shall require the consent of the holders of a majority of the then outstanding Units of each such adversely affected class.

10.1.2 In making any amendments, there shall be prepared and filed by, or for, the General Partner such documents and certificates as may be required under the Act and under the Law of any other jurisdiction applicable to the Partnership.

10.2 Voting. With respect to all Partnership decisions as to which Partners are entitled and/or required to vote, consent, or give approval under the provisions of this Agreement or the Act, unless otherwise specifically provided herein, each Partner shall be entitled to one vote for each Unit.

10.3 Accounting and Fiscal Year. Subject to Code section 448, the books of the Partnership shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the General Partner, pursuant to Section 6.4. Unless otherwise required by Code section 706, the fiscal year of the Partnership (“Fiscal Year”) shall end on March 31 of each year, or on such other date permitted under the Code as the General Partner shall determine.

10.4 Entire Agreement. This Agreement (including the Schedules hereto and any Class Designation), together with the Class B Exchange Agreement, the Class C Exchange Agreement, the Tax Receivable Agreements and the Registration Rights Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof. The parties hereto acknowledge that, notwithstanding any other provision of this Agreement, the General Partner, on its own behalf or on behalf of the Partnership, without any act, consent or approval of any other Partner, may enter into side letters or other writings to or with one or more Limited Partners which have the effect of limiting, but not otherwise supplementing, the rights under this Agreement (each, a “Side Letter”). The parties agree that any limits established in a Side Letter to or with one or more Limited Partners shall govern solely with respect to such Limited Partner(s) notwithstanding any other provision of this Agreement.

10.5 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

10.6 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, or (b) sent by registered or certified mail, return receipt requested, postage prepaid, addressed to any Partner at the principal executive office of the Partnership or at such other address as such Partner may from time to time specify by notice to the Partnership, or (c) sent by e-mail to the e-mail address maintained by the Partnership. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, or (ii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed, or (iii) on the date when such e-mail is transmitted, provided that email notice shall not be effective if the transmitter of the e-mail receives a non-deliverable or similar message indicting that the email has not been received.

10.7 Governing Law; Certain Waivers. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law. The Partners waive any and all rights they may have to a jury trial, and any and all rights they may have to punitive, special, exemplary, or consequential damages, in respect of any dispute based on this Agreement.

10.8 Approvals. Except as otherwise explicitly provided herein to the contrary, whenever a Partner’s approval or consent is required (other than the approval of SSG or the General Partner), such approval or consent shall not be unreasonably withheld or delayed. If the General Partner provides written notice to a Partner requesting that the Partner approve or consent to an action or proposal, which action or proposal is specified in the written notice, the Partner’s approval or consent (as the case may be) shall be deemed given thirty (30) days thereafter if the Partner has not responded to the notice from the General Partner prior to such thirtieth (30th) day.

10.9 Power of Attorney. Each Partner (other than SSG and the General Partner) authorizes the General Partner and its designees to act as its attorney-in-fact to execute such documents, certificates and filings as may be necessary or appropriate to effectuate the terms of this Agreement, including the execution of any amendments to this Agreement permitted under the terms hereof.

10.10 Construction. This Agreement shall be construed as if all parties prepared this Agreement.

10.11 Interpretation. Any titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as appropriate. References to “including” shall be read as “including, without limitation”. Any reference to an entity which has been the subject of a conversion shall be deemed to include reference to such entity’s predecessor or successor (as the case may be), and any reference to an agreement shall be deemed to include any amendment, restatement or successor agreement.

10.12 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Partners, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Partnership, whether as Assignees, Substitute Partners or otherwise.

10.13 Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

10.14 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

10.15 Spousal Consent. Each Partner agrees to use reasonable efforts, as requested by the General Partner, to obtain the consent of such Partner’s spouse, if applicable, to all of the terms of this Agreement that are or may become applicable to such spouse, and to prevent any marital dissolution from interfering in any way with the activities and business of the Partnership, its Affiliates or any of its Partners.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Limited Partnership Agreement as of the day and year first above written.

General Partner:

STEPSTONE GROUP HOLDINGS LLC

By:	/s/ Scott Hart
Name: Scott Hart
Title: Partner, Co-Chief Executive Officer

Limited Partners:

By the General Partner, as attorney-in-fact:

STEPSTONE GROUP HOLDINGS LLC

By:	/s/ Scott Hart
Name: Scott Hart
Title: Partner, Co-Chief Executive Officer